Filed Pursuant to Rule 424(b)(3)

Registration No. 333–226116

PROSPECTUS

1,744,412 Shares of Common Stock

Nxt-ID, Inc.

This prospectus relates to the offer and resale by the selling stockholders identified in this prospectus of up to an aggregate of 1,744,412 shares of common stock, $0.0001 par value per share (the “Common Stock”), of Nxt-ID, Inc. (the “Company”, “Nxt-ID”, “we”, “us” or “our”). The offered shares of Common Stock are issuable, or may in the future become issuable, with respect to: (i) the shares of Common Stock (the “WVH Shares”) issued to WorldVentures Holdings, LLC (“WVH”) in connection with that certain Securities Purchase Agreement, dated December 31, 2015 (the “WVH Purchase Agreement”), by and between the Company and WVH; (ii) the exercise of a common stock purchase warrant (the “WVH Warrant”) issued to WVH in connection with the WVH Purchase Agreement; and (iii) the exercise of two common stock purchase warrants (collectively, the “Sagard Warrants,” and together with the WVH Warrant, the “Warrants”) issued to Sagard Credit Partners, LP (“Sagard”) in connection with that certain Senior Secured Credit Agreement, dated as of May 24, 2018 (the “Credit Agreement”), by and among LogicMark LLC, the lenders party thereto and Sagard Holdings Manager LP, as administrative agent and collateral agent for such lenders. The WVH Shares and the Warrants are referred to collectively herein as the “Securities.” WVH and Sagard are herein referred to as the “selling stockholders.” For additional information regarding the issuance of the Securities, see “Issuance of Securities.”

This prospectus also covers any additional shares of Common Stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Warrants issued to the selling stockholders by reason of stock splits, stock dividends and other events described therein. The selling stockholders identified in this prospectus may offer the shares of Common Stock from time to time through public or private transactions at prevailing market prices or at privately negotiated prices. See “Plan of Distribution.”

We will not receive any of the proceeds from the sale of the Common Stock by the selling stockholders. However, to the extent the Warrants are exercised for cash, as applicable, we will receive up to $3,148,031.

We have agreed to pay certain expenses in connection with the registration of the shares of Common Stock. The selling stockholders will pay all brokerage expenses, fees, discounts and selling commissions, if any, in connection with the sale of the shares of Common Stock.

Our Common Stock is currently traded on the NASDAQ Capital Market under the symbol “NXTD.” On September 9, 2016, we effected a 1-for-10 reverse stock split of our outstanding Common Stock. Upon effectiveness of the reverse stock split, every 10 shares of outstanding Common Stock decreased to one share of Common Stock. The reverse split was retroactively applied to all shares and per share information for all periods presented throughout this prospectus. On July 27, 2018, the last reported sale price of our Common Stock as reported on the NASDAQ Capital Market was $1.68 per share.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for this and future filings.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 5 to read about factors you should consider before investing in shares of our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 31, 2018.

Neither we nor the selling stockholders have authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. The selling stockholders are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where such offers and sales are permitted. The information in this prospectus or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or the time of any sale of shares of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Through and including August 25, 2018 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our Common Stock. You should carefully read this entire prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements incorporated by reference herein before making a decision about whether to invest in our Common Stock. All references to “we,” “us,” “our,” and the “Company” refer to Nxt-ID, Inc., unless we specifically state otherwise or the context indicates otherwise.

Our Company

We were incorporated in the State of Delaware on February 8, 2012. We are a security technology company engaged in the development of proprietary products and solutions that serve multiple end markets, including the security, healthcare, financial technology (“FinTech”) and the Internet of Things (“IoT”) markets. With extensive experience in access control, biometric and behavior-metric identity verification, security and privacy, encryption and data protection, payments, miniaturization, and sensor technologies, we develop and market groundbreaking solutions for payment, IoT and healthcare applications.

On June 25, 2012, the Company acquired 100% of the membership interests in 3D-ID LLC (“3D-ID”), a limited liability company formed in Florida in February 2011 and owned by the Company’s founders. By acquiring 3D-ID, the Company gained the rights to a portfolio of patented technology in the field of three-dimensional facial recognition and imaging, including 3D facial recognition products for access control, law enforcement and travel and immigration. 3D-ID was an early stage company engaged in the design, research and development, integration, analysis, modeling, system networking, sales and support of intelligent surveillance, three-dimensional facial recognition and three-dimensional imaging devices and systems primarily for identification and access control in the security industries. Since the Company’s acquisition of 3D-ID was a transaction between entities under common control in accordance with Accounting Standards Codification (“ASC”) 805, “Business Combinations”, we recognized the net assets of 3D-ID at their carrying amounts in the accounts of Nxt-ID on the date that 3D-ID was organized, February 14, 2011.

On July 25, 2016, the Company completed the acquisition of LogicMark, LLC (“LogicMark”) pursuant to an Interest Purchase Agreement by and among the Company, LogicMark and the holders of all of the membership interests of LogicMark (the “LogicMark Sellers”), dated May 17, 2016 (the “Interest Purchase Agreement”). Pursuant to the Interest Purchase Agreement, we acquired all of the membership interests of LogicMark from the LogicMark Sellers for (i) $17.5 million in cash consideration, (ii) $2.5 million in a secured promissory note (the “LogicMark Note”) issued to LogicMark Investment Partners, LLC, as representative of the LogicMark Sellers (the “LogicMark Representative”), (iii) 78,740 shares of Common Stock, which were issued upon signing of the Interest Purchase Agreement (the “LogicMark Shares”), and (iv) warrants (the “LogicMark Warrants”) to purchase an aggregate of 157,480 shares of Common Stock (the “LogicMark Warrant Shares”) for no additional consideration. Such warrants were exercised on July 27, 2016. In addition, the Company was required to pay the LogicMark Sellers earn-out payments of (i) up to $1,500,000 for calendar year 2016 and (ii) up to $5,000,000 for calendar year 2017 if LogicMark met certain gross profit targets set forth in the Interest Purchase Agreement. The LogicMark Note originally was to mature on September 23, 2016 but was extended to July 15, 2017. The earn-out payment related to 2016 and the remaining balance owed on the LogicMark Note including accrued interest were both paid in July 2017. Based on LogicMark’s operating results for the year ended December 31, 2017, the 2017 earnout amount owed by the Company is $3,156,088. As a result, the Company reduced the amount of contingent consideration due to the LogicMark Sellers by $1,843,912. The Company paid the 2017 earnout amount of $3,156,088 to the LogicMark Sellers in the second quarter of 2018.

On May 23, 2017, the Company completed a merger (the “Merger”) pursuant to an executed Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Fit Merger Sub, Inc., a wholly-owned subsidiary of the Company (the “Merger Sub”), Fit Pay, Inc. (“Fit Pay”), Michael Orlando (“Orlando”), Giesecke & Devrient Mobile Security America, Inc. (“G&D”), the other stockholders of Fit Pay (the “Other Holders”) and Michael Orlando in his capacity as stockholder representative representing the Other Holders (the “Stockholder Representative,” and together with Orlando and G&D, the “Fit Pay Sellers”). In connection with the Merger, Fit Pay merged with and into the Merger Sub, with the Merger Sub continuing as the surviving entity and a wholly owned subsidiary of the Company.

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Pursuant to the terms of the Merger Agreement, the aggregate purchase price paid for Fit Pay was: (i) 19.96% of the outstanding shares of Common Stock; (ii) 2,000 shares of Series C Non-Convertible Preferred Stock of the Company; (iii) the payment of certain debts by the Company; and (iv) the payment of certain unpaid expenses by the Company. In addition, the Company will be required to pay the Fit Pay Sellers an earnout payment equal to 12.5% of the gross revenue derived from Fit Pay’s technology for sixteen (16) fiscal quarters commencing on October 1, 2017 and ending on December 31, 2021.

In connection with the Fit Pay transaction, Orlando became our Chief Operating Officer and President of our new Fit Pay subsidiary effective as of May 23, 2017.

The Company’s wholly-owned subsidiary, LogicMark, manufactures and distributes non-monitored and monitored personal emergency response systems (“PERS”) sold through the U.S. Department of Veterans Affairs (the “VA”), healthcare durable medical equipment dealers and distributors and monitored security dealers and distributors. The Company’s wholly-owned subsidiary, Fit Pay, has a proprietary technology platform that delivers payment, credential management, authentication and other secure services to the IoT ecosystem. The platform uses tokenization, a payment security technology that replaces cardholders’ account information with a unique digital identifier, to transact highly secure contactless payment and authentication services.

With respect to the healthcare market, our business initiatives are driven by LogicMark, which serves a market that enables two-way communication, medical device connectivity and patient data tracking of key vitals through sensors, biometrics, and security to make home health care a reality. There are three (3) major trends driving this market: (1) an increased desire for connectivity; specifically, a greater desire for connected devices by people over 60 years of age who now represent the fastest growing demographic for social media; (2) the growth of “TeleHealth”, which is the means by which telecommunications technologies are meeting the increased need for health systems to better distribute doctor care across a wider range of health facilities, making it easier to treat and diagnose patients; and (3) rising healthcare costs – as health spending continues to outpace the economy, representing between 6% and 7% of the overall economy, the need to reduce hospital readmissions, increase staffing efficiency and improve patient engagement remain the highest priorities. Together, these trends have produced a large and growing market for us to serve. LogicMark has built a successful business on emergency communications in healthcare. We have a strong business relationship with the VA today, serving veterans who suffer from chronic conditions that often require emergency assistance. This business is steady and growing, producing the highest annual revenue in its operational history in 2017. Our strategic plan calls for expanding LogicMark’s business into other healthcare verticals as well as retail and enterprise channels in order to better serve the expanding demand for connected and remote healthcare solutions.

Home healthcare, which includes health monitoring and management using IoT and cloud-based processing, is an emerging area for LogicMark. The long-term trend toward more home-based healthcare is a massive shift that is being driven by demographics (an aging population) and basic economics. We believe that people also value autonomy and privacy which are important factors in determining which solutions will suit the market. Consumers are beginning to enjoy the benefits of smart home technologies and online digital assistants. One of the promising applications of our VoiceMatch™ technology is enabling secure commands for restricted medical access. This solution, when coupled with Nxt-ID BioCloud™, combines biometrics with encryption and distributed access control.

We conduct our payments business through Fit Pay. Fit Pay’s core technology is a proprietary platform that enables contactless payment capabilities, allowing manufacturers of “smart devices” to add payment capabilities to their products with very little start-up time and minimal investment in software development, while granting them access to the leading card network and global credit card issuing banks. It is one of the first successful commercializations of a token requestor service provider integrated with the major payment card networks. The existing propriety capabilities of the contactless payment companies are not available to other original equipment manufacturers (“OEMs”). The Fit Pay Trusted Payment Manager Platform™ (“TPMP”) creates an opportunity for a whole new range of devices to be payment-enabled.

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Fit Pay is currently continuing to integrate its initial 15 device manufacturers to its platform. Garmin Pay™, a contactless payment feature for a new line of smartwatches by Garmin International, Inc., is powered by Fit Pay’s TPMP technology and went live in the fall of 2017. Fit Pay also announced the product launches for three other customers, including the Token ring by Tokenize Inc., the Bee payment device by Radiius and a luxury smart clasp by Wearatec Inc.

In addition to launching new customers in 2017, our emerging payments business also announced key ecosystem partnerships with Visa International, Mastercard, Bank of America, and Australia and New Zealand Banking Group Limited (ANZ). These agreements, along with the growing network of issuing banks, now enables cardholders to use devices powered by the TPMP, increasing our revenue potential and providing the opportunity to expand our customer and geographical footprint. At the end of 2017, the TPMP was enabled by more than 60 issuing banks in 8 countries in the largest markets worldwide.

Our payment and financial technology business has also expanded to include new products and services. This includes growing the capabilities of the TPMP to integrate it with additional payment networks and issuing banks. Fit Pay has also developed proprietary payment devices that it will offer through business-to-business and direct-to-consumer channels. These new products will leverage the TPMP and allow us to access new customers and emerging markets, such as cryptocurrency. Fit Pay’s initial product offering is a platform extension and contactless payment device called Flip™, which enables Bitcoin holders to make contactless payment transactions at millions of retail locations with value exchanged from their cryptocurrency.

Together, these opportunities position our emerging payment and financial technology business for future growth as Fit Pay begins to monetize its core TPMP technology, and expand its products and services to new markets and customers.

Risks That We Face

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below, which are discussed more fully in the “Risk Factors” section of this prospectus.

These risks include, but are not limited to:

●	we are uncertain of our ability to generate sufficient revenue and profitability in the future;

●	we have a history of operating losses and may incur additional operating losses in the future;

●	our business depends on our ability to continually develop and commercialize new products and technologies and penetrate new markets;

●	we need to obtain or maintain patents or other appropriate protection for the intellectual property utilized in our technologies;

●	our industry is highly competitive and we may not be able to compete with companies with larger resources than we have; and

●	we may require additional capital in the future to finance our research and development efforts.

Company Information

We are an “emerging growth company” as defined in the JOBS Act. We will remain an emerging growth company for up to the last day of the fiscal year following the fifth anniversary of our initial public offering, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. Pursuant to Section 102 of the JOBS Act, we have provided reduced executive compensation disclosure and have omitted a compensation discussion and analysis from this prospectus. Pursuant to Section 107 of the JOBS Act, we have elected to utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Our emerging growth company status will expire on December 31, 2018.

Where You Can Find Us

Our principal executive offices are located at 1627 U.S. Highway 1, Unit 206, Sebastian, Florida 32958, and our telephone number is (203) 266-2103. Our website address is www.nxt-id.com. The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus. The information on our website is not part of this prospectus.

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THE OFFERING

Common Stock offered by the selling stockholders:	Up to 1,744,412 shares of Common Stock.

Common Stock outstanding after offering (assuming exercise of all of the Warrants):	25,384,795 shares of Common Stock.

Terms of the offering:	The selling stockholders will determine when and how they sell the Common Stock offered in this prospectus, as described in “Plan of Distribution.”

Use of proceeds:	We will not receive any of the proceeds from the sale of the shares of Common Stock being offered under this prospectus. However, to the extent the Warrants are exercised for cash, as applicable, we will receive up to $3,148,031. See “Use of Proceeds.”

NASDAQ symbol:	Our Common Stock is listed on the NASDAQ Capital Market under the symbol “NXTD”.

Risk factors:	You should read the “Risk Factors” section of this prospectus for a discussion of factors to carefully consider before deciding to invest in shares of our Common Stock.

The number of shares of our Common Stock to be issued and outstanding after this offering is based on 24,645,383 shares of Common Stock issued and outstanding as of July 27, 2018, which number excludes:

●	4,350,940 shares of Common Stock issuable upon the exercise of warrants outstanding as of July 27, 2018 having a weighted average exercise price of $5.98 per share.

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RISK FACTORS

Our business faces many risks and an investment in our securities involves significant risks. Prospective investors are strongly encouraged to consider carefully the risks described below, as well as other information contained herein, before investing in our securities. Investors are further advised that the risks described below may not be the only risks we face. Additional risks that we do not yet know of, or that we currently think are immaterial, may also negatively impact our business operations or financial results. If any of the events or circumstances described in this section occurs, our business, financial condition or results of operations could suffer. Prospective investors in our securities should consider the following risks before deciding whether to purchase our securities.

Risks Relating to the Company’s Business

We are uncertain of our ability to generate sufficient revenue and profitability in the future.

We continue to develop and refine our business model, but we can provide no assurance that we will be able to generate a sufficient amount of revenue, from our business in order to achieve profitability. It is not possible for us to predict at this time the potential success of our business. The revenue and income potential of our proposed business and operations are currently unknown. If we cannot continue as a viable entity, you may lose some or all of your investment in our Company.

The Company is an emerging growth company and has incurred a net loss of $1,612,813 for the three months ended March 31, 2018. As of March 31, 2018, the Company had cash and stockholders’ equity of $4,402,769 and $18,225,489, respectively. At March 31, 2018, the Company had working capital of $738,830. We cannot provide any assurance that we will be able to raise additional cash from equity financings, secure debt financing, and/or generate revenue from the sales of our products. If we are unable to secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations.

We and the businesses we have recently acquired or propose to acquire have limited operating histories and we cannot offer any assurance as to our future financial results, and you should not rely on the historical financial date included in this prospectus as an indicator of our future financial performance. You may lose your entire investment.

We and the businesses we have recently acquired or propose to acquire have limited operating histories upon which to base any assumption as to the likelihood that we will be successful in implementing our business plan, and we may not be able to generate significant revenues or achieve profitability. You should consider our business and prospects in light of the risks and difficulties we face with our limited operating history and should not rely on our past results or the past results of any of such businesses as an indication of our future performance. There is no assurance that the growth rate we or they have experienced to date will continue. Even if we generate future revenues sufficient to expand operations, increased infrastructure costs and cost of goods sold and marketing expenses could impair or prevent us from generating profitable returns. We recognize that if we are unable to generate significant revenues from our business development, we will not be able to earn profits or potentially continue operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

If we fail to keep pace with changing industry technology and consumer preferences, we will be at a competitive disadvantage.

The industry segments in which we are operating are evolving rapidly. They are characterized by changing technology, budding industry standards, frequent new and enhanced product introductions, rapidly changing end-user/consumer preferences and product obsolescence. In order to continue to compete effectively in these markets, we need to respond quickly to technological changes and to understand their impact on our customers’ preferences. It may take significant time and resources to respond to these technological changes. If we fail to keep pace with these changes, our business may suffer. Moreover, developments by others may render our technologies and intended products noncompetitive or obsolete, or we may be unable to keep pace with technological developments or other market factors. If any of our competitors implement new technologies before we are able to implement them, those competitors may be able to provide more effective products than ours. Any delay or failure in the introduction of new or enhanced products could have a material adverse effect on our business, results of operations and financial condition. Furthermore, our inability to keep pace with changing industry technology and consumer preferences may cause our inventory to become obsolete at a rate faster than anticipated, which may result in our taking goodwill impairment charges in past or future acquisitions that negatively impact our results of operations.

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We have made a significant acquisition in each of 2016 and 2017, and we may encounter difficulties in integrating these acquisitions and managing our growth, which would adversely affect our results of operations.

During 2016 and 2017, we completed the acquisitions of LogicMark and Fit Pay, and are considering other acquisitions to improve our position in market segments that we consider to be significant and strategic. We may be unable to integrate the operations of the acquired companies into our own in the manner we anticipated or at all, and such integration could be expensive. Moreover, this significant expansion of our operations could put significant strain on our management and our operational and financial resources. To manage future growth, we will need to hire, train, and manage additional employees, as well as properly integrate personnel from acquired businesses. Concurrent with expanding our operational and marketing capabilities, we will also need to increase our product development activities. We may not be able to support, financially or otherwise, future growth, or hire, train, motivate, and manage the required personnel. Our failure to manage growth effectively could limit our ability to achieve our goals.

Our ability to integrate our acquisitions and manage our growth will depend in part on the ability of our executive officers to continue to implement and improve our operational, management, information and financial control systems and to expand, train and manage our employee base, and particularly to attract, expand, train, manage and retain a sales force to market our products on acceptable terms. Our inability to manage growth effectively could cause us to fail to realize the anticipated benefits of our acquisitions or could cause our operating costs to grow at a faster pace than we currently anticipate, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Because we are an emerging growth company, we expect to incur significant additional operating losses.

We are an emerging growth company. The amount of future losses and when, if ever, we will achieve profitability are uncertain. Our current products have not generated significant commercial revenue for us and there can be no guarantee that we can generate sufficient revenues from the commercial sale of our products in the near future to fund our ongoing capital needs.

We have a limited operating history upon which you can gauge our ability to obtain profitability.

We have a limited operating history and our business and prospects must be considered in light of the risks and uncertainties to which emerging growth companies are exposed. We cannot provide assurances that our business strategy will be successful or that we will successfully address those risks and the risks described herein. Most importantly, if we are unable to secure future capital, we may be unable to continue our operations. We may incur losses on a quarterly or annual basis for a number of reasons, some of which may be outside our control.

If we cannot obtain additional capital required to finance our research and development efforts, our business may suffer and you may lose the value of your investment.

We may require additional funds to further execute our business plan and expand our business. If we are unable to obtain additional capital when needed, we may have to restructure our business or delay or abandon our development and expansion plans. If this occurs, you may lose part or all of your investment. We will have ongoing capital needs as we expand our business. In January 2018, we were informed by the U.S. Securities and Exchange Commission (the “SEC”) that our failure to file the financial statements associated with our Fit Pay acquisition within 75 days of the closing of that acquisition has resulted in our no longer being eligible to register our securities with the SEC on Form S-3. Our inability to use Form S-3 to register our securities may negatively affect our ability to raise capital. If we raise additional funds through the sale of equity or convertible securities, your ownership percentage of our Common Stock will be reduced. In addition, these transactions may dilute the value of our Common Stock. We may have to issue securities that have rights, preferences and privileges senior to our Common Stock. The terms of any additional indebtedness may include restrictive financial and operating covenants that would limit our ability to compete and expand. There can be no assurance that we will be able to obtain the additional financing we may need to fund our business, or that such financing will be available on terms acceptable to us.

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We face intense competition in our market, especially from larger, well-established companies, and we may lack sufficient financial or other resources to maintain or improve our competitive position.

A number of other companies engage in the business of developing applications for facial recognition for access control. The market for biometric security products is intensely competitive, and we expect competition to increase in the future from established competitors and new market entrants. Our current competitors include both emerging or developmental stage companies, such as ourselves, as well as larger companies. Many of our existing competitors have, and some of our potential competitors could have, substantial competitive advantages such as:

●	greater name recognition and longer operating histories;

●	larger sales and marketing budgets and resources;

●	broader distribution and established relationships with distribution partners and end-customers;

●	greater customer support resources;

●	greater resources to make acquisitions;

●	larger and more mature intellectual property portfolios; and

●	substantially greater financial, technical and other resources.

In addition, some of our larger competitors have substantially broader product offerings and leverage their relationships based on other products or incorporate functionality into existing products to gain business in a manner that discourages users from purchasing our products, including through selling at zero or negative margins, product bundling, or closed technology platforms. Conditions in our market could change rapidly and significantly as a result of technological advancements, partnering by our competitors or continuing market consolidation. New start-up companies that innovate and large competitors that are making significant investments in research and development may invent similar or superior products and technologies that compete with our products and technology. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources.

Our markets are subject to technological change and our success depends on our ability to develop and introduce new products.

Each of the governmental and commercial markets for our products is characterized by:

●	changing technologies;

●	changing customer needs;

●	frequent new product introductions and enhancements;

●	increased integration with other functions; and

●	product obsolescence.

Our success will be dependent in part on the design and development of new products. To develop new products and designs for our target markets, we must develop, gain access to and use leading technologies in a cost-effective and timely manner and continue to expand our technical and design expertise. The product development process is time-consuming and costly, and there can be no assurance that product development will be successfully completed, that necessary regulatory clearances or approvals will be granted on a timely basis, or at all, or that the potential products will achieve market acceptance. Our failure to develop, obtain necessary regulatory clearances or approvals for, or successfully market potential new products could have a material adverse effect on our business, financial condition and results of operations.

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Claims by others that we infringe their intellectual property rights could increase our expenses and delay the development of our business. As a result, our business and financial condition could be harmed.

Our industries are characterized by the existence of a large number of patents as well as frequent claims and related litigation regarding patent and other intellectual property rights. We cannot be certain that our products do not and will not infringe issued patents, patents that may be issued in the future, or other intellectual property rights of others.

We do not have the resources to conduct exhaustive patent searches to determine whether the technology used in our products infringe patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed.

We may face claims by third parties that our products or technology infringe on their patents or other intellectual property rights. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management. If any of our products are found to violate third-party proprietary rights, we may be required to pay substantial damages. In addition, we may be required to re-engineer our products or obtain licenses from third parties to continue to offer our products. Any efforts to re-engineer our products or obtain licenses on commercially reasonable terms may not be successful, which would prevent us from selling our products, and, in any case, could substantially increase our costs and have a material adverse effect on our business, financial condition and results of operations.

We may not be able to protect our intellectual property rights adequately.

Our ability to compete for government contracts is affected, in part, by our ability to protect our intellectual property rights. We rely on a combination of patents, trademarks, copyrights, trade secrets, confidentiality procedures and non-disclosure and licensing arrangements to protect our intellectual property rights. Despite these efforts, we cannot be certain that the steps we take to protect our proprietary information will be adequate to prevent misappropriation of our technology or protect that proprietary information. The validity and breadth of claims in technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. Nor can we assure you that, if challenged, our patents will be found to be valid or enforceable, or that the patents of others will not have an adverse effect on our ability to do business. In addition, the enforcement of laws protecting intellectual property may be inadequate to protect our technology and proprietary information.

We may not have the resources to assert or protect our rights to our patents and other intellectual property. Any litigation or proceedings relating to our intellectual property, whether or not meritorious, will be costly and may divert the efforts and attention of our management and technical personnel.

We also rely on other unpatented proprietary technology, trade secrets and know-how and no assurance can be given that others will not independently develop substantially equivalent proprietary technology, techniques or processes, that such technology or know-how will not be disclosed or that we can meaningfully protect our rights to such unpatented proprietary technology, trade secrets, or know-how. Although we intend to enter into non-disclosure agreements with our employees and consultants, there can be no assurance that such non-disclosure agreements will provide adequate protection for our trade secrets or other proprietary know-how.

Our success will depend, in part, on our ability to obtain new patents.

To date, we have applied for thirty-four (34) patents in the U.S., seven (7) of which have been awarded, and our success will depend, in part, on our ability to obtain patent and trade secret protection for proprietary technology that we currently possess or that we may develop in the future. No assurance can be given that any pending or future patent applications will issue as patents, that the scope of any patent protection obtained will be sufficient to exclude competitors or provide competitive advantages to us, that any of our patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by us.

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Furthermore, there can be no assurance that our competitors have not or will not independently develop technology, processes or products that are substantially similar or superior to ours, or that they will not duplicate any of our products or design around any patents issued or that may be issued in the future to us. In addition, whether or not patents are issued to us, others may hold or receive patents which contain claims having a scope that covers products or processes developed by us.

We may not have the resources to adequately defend any patent infringement litigation or proceedings. Any such litigation or proceedings, whether or not determined in our favor or settled by us, is costly and may divert the efforts and attention of our management and technical personnel. In addition, we may be required to obtain licenses to patents or proprietary rights from third parties. There can be no assurance that such licenses will be available on acceptable terms if at all. If we do not obtain required licenses, we could encounter delays in product development or find that the development, manufacture or sale of products requiring such licenses could be foreclosed. Accordingly, challenges to our intellectual property, whether or not ultimately successful, could have a material adverse effect on our business and results of operations.

Our future success depends on the continued service of management, engineering and sales personnel and our ability to identify, hire and retain additional personnel.

Our success depends, to a significant extent, upon the efforts and abilities of members of senior management. We have entered into an employment agreement with our Chief Executive Officer and President, as well as our Chief Operating Officer, but have not entered into an employment agreement with our Chief Financial Officer or Chief Technology Officer. The loss of the services of one or more of our senior management or other key employees could adversely affect our business. We currently maintain a key person life insurance policy on our Chief Executive Officer only.

There is intense competition for qualified employees in our industry, particularly for highly skilled design, applications, engineering and sales people. We may not be able to continue to attract and retain developers, managers, or other qualified personnel necessary for the development of our business or to replace qualified individuals who may leave us at any time in the future. Our anticipated growth is expected to place increased demands on our resources and will likely require the addition of new management and engineering staff as well as the development of additional expertise by existing management employees. If we lose the services of or fail to recruit engineers or other technical and management personnel, our business could be harmed.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act), the Dodd-Frank Wall Street Reform and Consumer Protection Act and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual and current reports with the SEC with respect to our business and operating results.

As a result of disclosure of information in this registration statement and in filings required of a public company, our business and financial condition is more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert resources of our management and harm our business and operating results.

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Periods of rapid growth and expansion could place a significant strain on our resources, including our employee base, which could negatively impact our operating results.

We may experience periods of rapid growth and expansion, which may place significant strain and demands on our management, our operational and financial resources, customer operations, research and development, marketing and sales, administrative, and other resources. To manage our possible future growth effectively, we will be required to continue to improve our management, operational and financial systems. Future growth would also require us to successfully hire, train, motivate and manage our employees. In addition, our continued growth and the evolution of our business plan will require significant additional management, technical and administrative resources. If we are unable to manage our growth successfully, we may not be able to effectively manage the growth and evolution of our current business and our operating results could suffer.

We depend on contract manufacturers, and our production and products could be harmed if it is unable to meet our volume and quality requirements and alternative sources are not available.

We rely on contract manufacturers to provide manufacturing services for our products. If these services become unavailable, we would be required to identify and enter into an agreement with a new contract manufacturer or take the manufacturing in-house. The loss of our contract manufacturers could significantly disrupt production as well as increase the cost of production, thereby increasing the prices of our products. These changes could have a material adverse effect on our business and results of operations.

We are presently a small company with limited resources and personnel to establish a comprehensive system of internal controls. If we fail to maintain an effective system of internal controls, we would not be able to accurately report our financial results on a timely basis or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our Common Stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results would be harmed. We may in the future discover areas of our internal controls that need improvement. For example, because of size and limited resources, our external auditors may determine that we lack the personnel and infrastructure necessary to properly carry out an independent audit function. Although we believe that we have adequate internal controls for a company with our size and resources, we are not certain that the measures that we have in place will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, would harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls would also cause investors to lose confidence in our reported financial information, which would have a negative effect on our company and, if a public market develops for our securities, the trading price of our Common Stock.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

As of March 31, 2018, we have identified certain matters that constituted a material weakness in our internal controls over financial reporting. Specifically, we have difficulty in accounting for complex accounting transactions due to an insufficient number of accounting personnel with experience in that area and limited segregation of duties within our accounting and financial reporting functions. Our management needs additional time to expand our staff, fully document our systems and implement control procedures and test their operating effectiveness.

If we do not effectively manage changes in our business, these changes could place a significant strain on our management and operations.

Our ability to grow successfully requires an effective planning and management process. The expansion and growth of our business could place a significant strain on our management systems, infrastructure and other resources. To manage our growth successfully, we must continue to improve and expand our systems and infrastructure in a timely and efficient manner. Our controls, systems, procedures and resources may not be adequate to support a changing and growing company. If our management fails to respond effectively to changes and growth in our business, including acquisitions, this could have a material adverse effect on our business, financial condition, results of operations and future prospects.

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We are an emerging growth company within the meaning of the Securities Act, and if we decide to take advantage of certain exemptions from various reporting requirements applicable to emerging growth companies, our Common Stock could be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are not applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our annual gross revenues exceed $1.07 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our Common Stock held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and the price of our Common Stock may be more volatile.

Under the JOBS Act, emerging growth companies may also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to utilize such extended transition period for complying with new or revised accounting standards.

We may not be able to access the equity or credit markets.

We face the risk that we may not be able to access various capital sources, including investors, lenders, or suppliers. Failure to access the equity or credit markets from any of these sources could have a material adverse effect on our business, financial condition, results of operations and future prospects.

Persistent global economic trends could adversely affect our business, liquidity and financial results.

Although improving, persistent global economic conditions, particularly the scarcity of capital available to smaller businesses, could adversely affect us, primarily through limiting our access to capital and disrupting our clients’ businesses. In addition, continuation or worsening of general market conditions in economies important to our businesses may adversely affect our clients’ level of spending and ability to obtain financing, leading to us being unable to generate the levels of sales that we require. Current and continued disruption of financial markets could have a material adverse effect on our business, financial condition, results of operations and future prospects.

We may seek or need to raise additional funds. Our ability to obtain financing for general corporate and commercial purposes or acquisitions depends on operating and financial performance, and is also subject to prevailing economic conditions and to financial, business and other factors beyond our control. The global credit markets and the financial services industry have been experiencing a period of unprecedented turmoil characterized by the bankruptcy, failure or sale of various financial institutions. An unprecedented level of intervention from the U.S. and other governments has been seen. As a result of such disruption, our ability to raise capital may be severely restricted and the cost of raising capital through such markets or privately may increase significantly at a time when we would like, or need, to do so. Either of these events could have an impact on our flexibility to fund our business operations, make capital expenditures, pursue additional expansion or acquisition opportunities, or make another discretionary use of cash and could adversely impact our financial results.

Although recent trends point to continuing improvements, there is still lingering volatility and uncertainty. A change or disruption in the global financial markets for any reason may cause consumers, businesses and governments to defer purchases in response to tighter credit, decreased cash availability and declining consumer confidence. Accordingly, demand for our products could decrease and differ materially from current expectations. Further, some of our customers may require substantial financing in order to fund their operations and make purchases from us. The inability of these customers to obtain sufficient credit to finance purchases of our products and meet their payment obligations to us or possible insolvencies of our customers could result in decreased customer demand, an impaired ability for us to collect on outstanding accounts receivable, significant delays in accounts receivable payments, and significant write-offs of accounts receivable, each of which could adversely impact our financial results.

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Rising interest rates could adversely impact our business.

Changes in interest rates could have an adverse impact on our business by increasing our cost of capital. For example:

●	rising interest rates would increase our cost of capital; and

●	rising interest rates may negatively impact our ability to secure financing on favorable terms and may impact our ability to provide cost-effective financing to our end-customers or end-users, where applicable.

Rising interest rates could generally harm our business and financial condition.

Risks Related to Our Biometric Recognition Applications and Related Products

Our biometric products and technologies may not be accepted by the intended commercial consumers of our products, which could harm our future financial performance.

There can be no assurance that our biometric systems will achieve wide acceptance by commercial consumers of such security-based products, and/or market acceptance generally. The degree of market acceptance for products and services based on our technology will also depend upon a number of factors, including the receipt and timing of regulatory approvals, if any, and the establishment and demonstration of the ability of our proposed device to provide the level of security in an efficient manner and at a reasonable cost. Our failure to develop a commercial product to compete successfully with existing security technologies could delay, limit or prevent market acceptance. Moreover, the market for new biometric-based security systems is largely undeveloped, and we believe that the overall demand for mobile biometric-based security systems technology will depend significantly upon public perception of the need for such a level of security. There can be no assurance that the public will believe that our level of security is necessary or that the security industry will actively pursue our technology as a means to solve their security issues. Long-term market acceptance of our products and services will depend, in part, on the capabilities, operating features and price of our products and technologies as compared to those of other available products and services. As a result, there can be no assurance that currently available products, or products under development for commercialization, will be able to achieve market penetration, revenue growth or profitability.

Our biometric applications may become obsolete if we do not effectively respond to rapid technological change on a timely basis.

The biometric identification and personal identification industries are characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations and evolving industry standards. If we are unable to keep pace with these changes, our business may be harmed. Products using new technologies, or emerging industry standards, could make our technologies less attractive. In addition, we may face unforeseen problems when developing our products, which could harm our business. Furthermore, our competitors may have access to technologies not available to us, which may enable them to produce products of greater interest to consumers or at a more competitive cost.

Our biometric applications are new and our business model is evolving. Because of the new and evolving nature of biometric technology, it is difficult to predict the size of this specialized market, the rate at which the market for our biometric applications will grow or be accepted, if at all, or whether other biometric technologies will render our applications less competitive or obsolete. If the market for our biometric applications fails to develop or grows slower than anticipated, we would be significantly and materially adversely affected.

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If our products and services do not achieve market acceptance, we may never have significant revenues or any profits.

If we are unable to operate our business as contemplated by our business model or if the assumptions underlying our business model prove to be unfounded, we could fail to achieve our revenue and earnings goals within the time we have projected, or at all, which would have a detrimental effect on our business. As a result, the value of your investment could be significantly reduced or completely lost.

We may in the future experience competition from other biometric application developers.

Competition in the development of biometric recognition is expected to become more intense. Competitors range from university-based research and development graphics labs to development-stage companies and major domestic and international companies. Many of these entities have financial, technical, marketing, sales, distribution and other resources significantly greater than those that we have. There can be no assurance that we can continue to develop our biometric technologies or that present or future competitors will not develop technologies that render our biometric applications obsolete or less marketable or that we will be able to introduce new products and product enhancements that are competitive with other products marketed by industry participants.

We may fail to create new applications for our products and enter new markets, which would have an adverse effect on our operations, financial condition and prospects.

Our future success depends in part on our ability to develop and market our technology for applications other than those currently intended. If we fail in these goals, our business strategy and ability to generate revenues and cash flow would be significantly impaired. We intend to expend significant resources to develop new technology, but the successful development of new technology cannot be predicted and we cannot guarantee we will succeed in these goals.

Our products may have defects, which could damage our reputation, decrease market acceptance of our products, cause us to lose customers and revenue and result in costly litigation or liability.

Our products may contain defects for many reasons, including defective design or manufacture, defective material or software interoperability issues. Products as complex as those we offer frequently develop or contain undetected defects or errors. Despite testing, defects or errors may arise in our existing or new products, which could result in loss of revenue, market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation, and increased service and maintenance cost. Defects or errors in our products and solutions might discourage customers from purchasing future products. Often, these defects are not detected until after the products have been shipped. If any of our products contain defects or perceived defects or have reliability, quality or compatibility problems or perceived problems, our reputation might be damaged significantly, we could lose or experience a delay in market acceptance of the affected product or products and might be unable to retain existing customers or attract new customers. In addition, these defects could interrupt or delay sales. In the event of an actual or perceived defect or other problem, we may need to invest significant capital and technical, managerial and other resources to investigate and correct the potential defect or problem and potentially divert these resources from other development efforts. If we are unable to provide a solution to the potential defect or problem that is acceptable to our customers, we may be required to incur substantial product recall, repair and replacement and even litigation costs. These costs could have a material adverse effect on our business and operating results.

We will provide warranties on certain product sales and allowances for estimated warranty costs are recorded during the period of sale. The determination of such allowances requires us to make estimates of product return rates and expected costs to repair or to replace the products under warranty. We will establish warranty reserves based on our best estimates of warranty costs for each product line combined with liability estimates based on the prior twelve months’ sales activities. If actual return rates and/or repair and replacement costs differ significantly from our estimates, adjustments to recognize additional cost of sales may be required in future periods. In addition, because our customers rely on secure authentication and identification of cardholders to prevent unauthorized access to programs, PCs, networks, or facilities, a malfunction of or design defect in its products (or even a perceived defect) could result in legal or warranty claims against us for damages resulting from security breaches. If such claims are adversely decided against us, the potential liability could be substantial and have a material adverse effect on our business and operating results. Furthermore, the possible publicity associated with any such claim, whether or not decided against us, could adversely affect our reputation. In addition, a well-publicized security breach involving smart card-based or other security systems could adversely affect the market’s perception of products like ours in general, or our products in particular, regardless of whether the breach is attributable to our products. Any of the foregoing events could cause demand for our products to decline, which would cause our business and operating results to suffer.

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Risks Related to this Offering of Securities

Our insiders and affiliated parties beneficially own a significant portion of our Common Stock.

As of July 27, 2018, our executive officers, directors and affiliated parties beneficially own approximately 13.13% of our Common Stock. As a result, our executive officers, directors and affiliated parties will have significant influence to:

●	elect or defeat the election of our directors;

●	amend or prevent amendment of our certificate of incorporation or bylaws;

●	effect or prevent a merger, sale of assets or other corporate transaction; and

●	affect the outcome of any other matter submitted to the stockholders for vote.

In addition, any sale of a significant amount of our Common Stock held by our directors and executive officers, or the possibility of such sales, could adversely affect the market price of our Common Stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing any gains from our Common Stock.

We may not be able to maintain effectiveness of the registration statement of which this prospectus forms a part, which could impact the liquidity of our Common Stock.

If this registration statement is not effective, the selling stockholders’ ability to sell the WVH Shares and the shares of Common Stock underlying the Warrants may be limited, which would have a material adverse effect on the liquidity of our Common Stock.

The market price for our Common Stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float and lack of profits, which could lead to wide fluctuations in the price of our Common Stock. You may be unable to sell your shares of Common Stock at or above your purchase price, which may result in substantial losses to you.

The market for our Common Stock is characterized by significant price volatility when compared to the securities of larger, more established companies that trade on a national securities exchange and have large public floats, and we expect that the price of our Common Stock will continue to be more volatile than the securities of such larger, more established companies for the indefinite future. The volatility in the price of our Common Stock is attributable to a number of factors. First, as noted above, our Common Stock is, compared to the securities of such larger, more established companies, sporadically and thinly traded. The price of our Common Stock could, for example, decline precipitously in the event that a large number of shares of our Common Stock is sold on the market without commensurate demand. Second, we are a speculative or “risky” investment due to our lack of profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares of Common Stock on the market more quickly and at greater discounts than would be the case with the securities of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our Common Stock regardless of our operating performance.

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If we are not able to comply with the applicable continued listing requirements or standards of the NASDAQ Capital Market, our Common Stock could be delisted from such exchange.

Our Common Stock is currently listed on the NASDAQ Capital Market (“NASDAQ”). In order to maintain such listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards. Although we are currently in compliance with such listing standards, we have, in the past, fallen out of compliance and may in the future fall out of compliance with such standards. If we are unable to maintain compliance with these NASDAQ requirements, our Common Stock will be delisted from NASDAQ.

In the event that our Common Stock is delisted from NASDAQ and is not eligible for quotation on another market or exchange, trading of our Common Stock could be conducted on the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the markets operated by the OTC Markets Group, Inc. or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Common Stock, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our Common Stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

In the event that our Common Stock is delisted from NASDAQ, U.S. broker-dealers may be discouraged from effecting transactions in shares of our Common Stock because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stock” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares of Common Stock have in the past constituted, and may again in the future constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our Common Stock, which could severely limit the market liquidity of such shares of common stock and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

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Our Common Stock currently trades on the NASDAQ Capital Market, and, to date, trading of our Common Stock has been limited. If a more active market does not develop, it may be difficult for you to sell the Common Stock you purchase or result in your sale at a price that is less than the price you paid.

Our Common Stock is currently listed on the NASDAQ Capital Market. To date, trading of our Common Stock has been limited and there can be no assurance that there will be a more active market for our Common Stock either now or in the future. If a more active and liquid trading market does not develop or if developed cannot be sustained, you may have difficulty selling any of the shares of Common Stock that you purchased. The market price for our Common Stock may decline below the price you paid, and you may not be able to sell your shares of Common Stock at or above the price you paid, or at all.

If and when a larger trading market for our Common Stock develops, the market price of our Common Stock is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares of Common Stock at or above the price at which you acquired them.

The market price of our Common Stock may be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

●	variations in our revenues and operating expenses;

●	actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our Common Stock, other comparable companies or our industry generally;

●	market conditions in our industry, the industries of our customers and the economy as a whole;

●	actual or expected changes in our growth rates or our competitors’ growth rates;

●	developments in the financial markets and worldwide or regional economies;

●	announcements of innovations or new products or services by us or our competitors;

●	announcements by the government relating to regulations that govern our industry;

●	sales of our Common Stock or other securities by us or in the open market; and

●	changes in the market valuations of other comparable companies.

In addition, if the market for technology stocks or the stock market in general experiences loss of investor confidence, the trading price of our Common Stock could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our Common Stock might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our Common Stock. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

Our stockholders may experience significant dilution.

Although certain exercise restrictions are placed upon the holders of the Warrants, the issuance of material amounts of Common Stock by us would cause our existing stockholders to experience significant dilution in their investment in us. In addition, if we obtain additional financing involving the issuance of equity securities or securities convertible into equity securities, our existing stockholders’ investment would be further diluted. Such dilution could cause the market price of our Common Stock to decline, which could impair our ability to raise additional financing.

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If you make an additional investment in our Common Stock, you may experience additional dilution in the future.

We may acquire other technologies or finance strategic alliances by issuing our equity or equity-linked securities, which may result in additional dilution to our stockholders.

We do not anticipate paying dividends in the foreseeable future. You should not buy our Common Stock if you expect dividends.

The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights, and provisions in our charter documents could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Our board of directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control of the Company. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.

Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may limit a stockholder’s ability to buy and sell our Common Stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for certain customers. FINRA requirements will likely make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity in our Common Stock. As a result, fewer broker-dealers may be willing to make a market in our Common Stock, reducing a stockholder’s ability to resell shares of our Common Stock.

Sales of a significant number of shares of our Common Stock in the public markets or significant short sales of our Common Stock, or the perception that such sales could occur, could depress the market price of our Common Stock and impair our ability to raise capital.

Sales of a substantial number of shares of our Common Stock or other equity-related securities in the public markets could depress the market price of our Common Stock. If there are significant short sales of our Common Stock, the price decline that could result from this activity may cause the share price to decline more so, which, in turn, may cause long holders of the Common Stock to sell their shares, thereby contributing to sales of Common Stock in the market. Such sales also may impair our ability to raise capital through the sale of additional equity securities in the future at a time and price that our management deems acceptable, if at all.

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Exercise of options or warrants or conversion of convertible securities may have a dilutive effect on your percentage ownership of Common Stock and may result in a dilution of your voting power and an increase in the number of shares of Common Stock eligible for future resale in the public market, which may negatively impact the trading price of our shares of Common Stock.

The exercise or conversion of some or all of our outstanding warrants or convertible securities could result in significant dilution in the percentage ownership interest of investors in this offering and in the percentage ownership interest of our existing common stockholders and in a significant dilution of voting rights and earnings per share. As of March 31, 2018, we have warrants outstanding to purchase 4,602,650 shares of Common Stock. The warrants have an average exercise price of $5.87 and a weighted average years to maturity of approximately 3.909 years.

In addition to the dilutive effects described above, the exercise of those securities would lead to an increase in the number of shares of Common Stock eligible for resale in the public market. Sales of substantial numbers of such shares of Common Stock in the public market could adversely affect the market price of our shares of Common Stock. Substantial dilution and/or a substantial increase in the number of shares of Common Stock available for future resale may negatively impact the trading price of our shares of Common Stock.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing securities that would dilute the ownership of the Common Stock. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our shares of Common Stock.

We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our Common Stock. Any issuances by us of equity securities may be at or below the prevailing market price of our Common Stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our Common Stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of Common Stock. The holders of any securities or instruments we may issue may have rights superior to the rights of our holders of Common Stock. If we experience dilution from the issuance of additional securities and we grant superior rights to new securities over holders of Common Stock, it may negatively impact the trading price of our shares of Common Stock.

Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our Common Stock.

Our certificate of incorporation, as amended, and our bylaws, as amended, contain provisions that could delay or prevent a change in control of our Company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

●	authorizing the board of directors to issue, without stockholder approval, preferred stock with rights senior to those of our Common Stock;

●	limiting the persons who may call special meetings of stockholders; and

●	requiring advance notification of stockholder nominations and proposals.

In addition, the provisions of Section 203 of the Delaware General Corporation Law govern us. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a certain period of time without the consent of our board of directors.

These and other provisions in our certificate of incorporation and our bylaws, as amended, and under Delaware law could discourage potential takeover attempts, reduce the price that investors might be willing to pay in the future for shares of our Common Stock and result in the market price of our Common Stock being lower than it would be without these provisions. See the section entitled “Description of Securities” for additional information on anti-takeover provisions.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our Common Stock adversely, our Common Stock price and trading volume could decline.

The trading market for our shares of Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our Common Stock adversely, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our Common Stock price or trading volume to decline.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”, contains forward-looking statements that include information relating to future events, future financial performance, strategies, expectations, our competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new products or services; our statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and similar expressions, as well as similar statements in the future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statements.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of shares of Common Stock under this prospectus. We will not receive any proceeds from these sales. However, to the extent the Warrants are exercised for cash, as applicable, we will receive up to $3,148,031, which we intend to use for working capital purposes. The selling stockholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares of Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

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Issuance of SECURITIES

The shares of Common Stock offered by the selling stockholders pursuant to this prospectus were issued, or will be issuable, in connection with the following transactions described below:

Strategic Agreements with WVH

On December 31, 2015, we entered into a Master Product Development Agreement (the “Development Agreement”) with WVH. The Development Agreement commenced on December 31, 2015 and had an initial term of two (2) years (the “Initial Term”). Thereafter, the Development Agreement automatically renews for additional successive one (1) year terms (each a “Renewal Term”) unless and until WVH provides written notice of non-renewal at least thirty (30) days prior to the end of the Initial Term or the then-current Renewal Term. Each Renewal Term will commence immediately on expiration of the Initial Term or preceding Renewal Term. The Development Agreement may also be terminated earlier pursuant to certain conditions.

Pursuant to the Development Agreement, WVH retained us to design, develop and manufacture a series of Proprietary Products (as defined in the Development Agreement) for distribution through WVH’s network of sales representatives, members, consumers, employees, contractors or affiliates. In connection with the Development Agreement, we agreed to dedicate $1,500,000 of the $2,000,000 in total proceeds received by us pursuant to the WVH Purchase Agreement (as defined below) to the development and manufacture of such Proprietary Products for WVH.

In connection with the Development Agreement, on December 31, 2015, we entered into a securities purchase agreement (the “WVH Purchase Agreement”) with WVH providing for the issuance and sale by us of 1,005,000 shares (the “WVH Shares”) of Common Stock and a common stock purchase warrant (the “WVH Warrant”) to purchase 251,250 shares (the “WVH Warrant Shares”) of Common Stock for an aggregate purchase price of $2,000,000. The WVH Warrant is initially exercisable on May 31, 2016 at an exercise price equal to $4.00 per share and expires on December 31, 2018.

In addition, we entered into a registration rights agreement with WVH, dated December 31, 2015 (the “WVH Registration Rights Agreement”), pursuant to which we agreed to register the WVH Shares and the WVH Warrant Shares on a Form S-1 or Form S-3 registration statement to be filed with the SEC within ninety (90) days after the date of the issuance of the WVH Shares and the WVH Warrant and to cause such registration statement to be declared effective under the Securities Act within one hundred eight (180) days following the filing date.

The WVH Shares and the WVH Warrant Shares are being offered for resale pursuant to this prospectus.

May 2018 Debt Refinancing

On May 24, 2018, LogicMark entered into a Senior Secured Credit Agreement (the “Credit Agreement”) with the lenders thereto and Sagard Holdings Manager LP, as administrative agent and collateral agent for the lenders party to the Credit Agreement (collectively, the “Lenders”), whereby the Lenders extended a term loan (the “Term Loan”) to LogicMark in the principal amount of $16,000,000. The maturity date of the Term Loan is May 24, 2023 and the outstanding principal amount of the Term Loan bears interest at a rate of LIBOR, adjusted monthly, plus 9.5% per annum.

The Credit Agreement contains customary covenants, including a covenant that (a) LogicMark shall not permit the Fixed Charge Coverage Ratio (as defined in the Credit Agreement) as of the last day of any Fiscal Quarter (as defined in the Credit Agreement), beginning with June 30, 2018, to be less than the correlative ratio indicated, which correlative ratio is initially 3.00 : 1:00 for the Fiscal Quarter beginning June 30, 2018 and increasing by 0.25 annual increments for each Fiscal Quarter until March 31, 2021 and thereafter, the correlative ratio is 4.00 : 1.00, and (b) LogicMark shall not permit the Leverage Ratio (as defined in the Credit Agreement) as of the last day of any Fiscal Quarter, beginning with June 30, 2018, to exceed the correlative ratio indicated which correlative ratio is initially 2.60 : 1:00 for the Fiscal Quarter beginning June 30, 2018 and decreasing by various annual increments until for each Fiscal Quarter until March 31, 2021 and thereafter, the correlative ratio is 2.00 : 1.00.

The performance of LogicMark under the Credit Agreement is secured by: (a) a senior lien granted pursuant to a security agreement on all of the assets of LogicMark, the Company, 3D-ID and Fit-Pay; (b) a senior lien granted pursuant to an intellectual property security agreement on all of the intellectual property assets of the foregoing companies; and (c) a pledge of certain pledged securities pursuant to a securities pledge agreement. The performance of LogicMark is guaranteed pursuant to a guaranty under a guaranty agreement by the Company, 3D-ID and Fit-Pay.

In connection with the Credit Agreement, the Company issued two common stock purchase warrants (collectively, the “Sagard Warrants”) to Sagard Credit Partners, LP (“Sagard”). Each such Sagard Warrant is exercisable for an aggregate of 244,081 shares of Common Stock (collectively, the “Sagard Warrant Shares”) and is exercisable beginning on May 24, 2018 for a period of five years. The exercise price per share is $3.90 for the first Sagard Warrant and $4.88 for the second Sagard Warrant. The exercise price and the amount of shares of Common Stock issuable upon exercise of the Sagard Warrants are subject to adjustment in the event of a stock split, combination, dividend, distribution, reclassification, merger or other corporate change or dilutive issuance. In addition, each Sagard Warrant contains a covenant of the Company to file or cause to be filed a registration statement covering the resale of the Sagard Warrant Shares within ninety (90) days of the initial exercise date.

The Sagard Warrant Shares are being offered for resale pursuant to this prospectus.

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SELLING STOCKHOLDERS

The shares of Common Stock being offered by the selling stockholders are those issued or issuable to the selling stockholders in connection with the transactions described above in “Issuance of Securities.” For additional information regarding the issuance of the Securities, see “Issuance of Securities” above. We are registering the shares of Common Stock in order to permit the selling stockholders to offer the shares of Common Stock for resale from time to time.

The table below lists the selling stockholders and other information regarding the “beneficial ownership” of the shares of Common Stock by each of the selling stockholders. In accordance with Rule 13d-3 of the Exchange Act, “beneficial ownership” includes any shares of Common Stock over which the selling stockholders have sole or shared voting power or investment power and any shares of Common Stock that the selling stockholders have the right to acquire within sixty (60) days (including shares of Common Stock issuable pursuant to convertible notes and warrants currently convertible or exercisable, or convertible or exercisable within sixty (60) days).

The second column indicates the number of shares of Common Stock beneficially owned by each selling stockholder based on its beneficial ownership of the Securities as of July 27, 2018. The second column also assumes exercise of all of the Warrants held by each of the selling stockholders on July 27, 2018 without regard to any limitations on exercise described in this prospectus or in such Warrants.

The third column lists the shares of Common Stock being offered by this prospectus by each selling stockholder. Such aggregate amount of Common Stock does not take into account any applicable limitations on the exercise of the Warrants.

This prospectus covers the resale of (i) the WVH Shares and all of the shares of Common Stock issued and issuable upon the exercise of the Warrants, (ii) any additional shares of Common Stock issued and issuable in connection with any anti-dilution provisions in the Warrants (in each case without giving effect to any limitations on exercise set forth in such Warrants) and (iii) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing. Because the exercise price of the Warrants may be adjusted, the number of shares of Common Stock that will actually be issued may be more or less than the number of shares of Common Stock being offered by this prospectus. The selling stockholders can offer all, some or none of their shares of Common Stock, thus we have no way of determining the number of shares of Common Stock they will hold after this offering. Therefore, the fourth and fifth columns assume that the selling stockholders will sell all shares of Common Stock covered by this prospectus. See “Plan of Distribution.”

Each selling stockholder identified below has confirmed to us that it is not a broker-dealer or an affiliate of a broker-dealer within the meaning of United States federal securities laws.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage Beneficially Owned After Offering
WorldVentures Holdings, LLC (1)	1,256,250	1,256,250	-	-
Sagard Credit Partners, LP (2)	488,162	488,162	-	-
TOTAL	1,744,412	1,744,412	-	-

(1)	This stockholder has represented to us that Wayne Nugent is the natural person with voting and investment control over these shares of Common Stock. Mr. Nugent, in his individual capacity, has not had any material relationship with the Company in the last three (3) years.

(2)	This stockholder has represented to us that Mustafa Humayun has voting and investment control over these shares of Common Stock. Mr. Humayun, in his individual capacity, has not had any material relationship with the Company in the last three (3) years.

Material Relationships with the Selling Stockholders

Except for the transactions described above in “Issuance of Securities,” we have not had any material relationships with the selling stockholders in the last three (3) years.

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DESCRIPTION OF BUSINESS

We are a security technology company engaged in the development of proprietary products and solutions that serve multiple end markets, including the security, healthcare, financial technology (“FinTech”) and the Internet of Things (“IoT”) markets. With extensive experience in access control, biometric and behavior-metric identity verification, security and privacy, encryption and data protection, payments, miniaturization, and sensor technologies, we develop and market groundbreaking solutions for payment, IoT and healthcare applications.

Two of our subsidiaries operate in the mobile and IoT-related markets: LogicMark, a manufacturer and distributor of non-monitored and monitored personal emergency response systems (“PERS”) that are sold through dealers, distributors and the U.S. Department of Veterans Affairs (the “VA”), and Fit Pay, a proprietary technology platform that delivers end-to-end solutions to device manufacturers for contactless payment capabilities, credential management, authentication and other secure services within the IoT ecosystem, which we acquired on May 23, 2017. Through these lines of business, Nxt-ID creates and markets technologies that are at the center of the rapidly expanding IoT space. Our core competencies leverage emerging business opportunities with significant high-growth potential, as well as revenue-producing lines of business with clear paths to expansion.

With technologies that validate and connect users to devices and devices to ecosystems, we are playing a central role in the expansion of IoT ecosystems, focusing on the areas of healthcare and payments. Our strategic initiatives include: (1) monetizing our core technologies; (2) focusing on key addressable market segments and verticals; and (3) executing clear go-market strategies for our products and services.

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This strategy allows us to take advantage of multilayered and recurring revenue opportunities within the healthcare and payment market segments. In healthcare, LogicMark produced consistent revenue growth, while positioning itself as the VA’s leading provider of non-monitored PERS devices and further expanding into the domestic retail market with its disruptive value proposition.

With respect to our payments business, Fit Pay became one of the first successful third-party payment network token service providers with the commercialization of its platform and the launch of the Garmin Pay™ feature for one of its customers, Garmin International, Inc. Fit Pay also announced key ecosystem partnerships with Visa International, Mastercard, Bank of America, and Australia and New Zealand Banking Group Limited (ANZ). We are continuing to integrate our initial 15 device manufacturers onto the core Fit Pay Trusted Payment Manager™ platform (“TPMP”) with the product launches of the Token ring by Tokenize Inc. and the Bee payment device by Radiius. We are also working to expand the capabilities of the platform in order to integrate it with additional payment networks and issuing banks, and to offer new products, such as cryptocurrency, to emerging markets.

Healthcare

Overview

With respect to the healthcare market, our business initiatives are driven by LogicMark, which serves a market that enables two-way communication, medical device connectivity and patient data tracking of key vitals through sensors, biometrics, and security to make home health care a reality. There are three major trends driving this market: (1) an increased desire for connectivity; specifically, a greater desire for connected devices by people over 60 years of age who now represent the fastest growing demographic for social media; (2) the growth of “TeleHealth”, which is the means by which telecommunications technologies are meeting the increased need for health systems to better distribute doctor care across a wider range of health facilities, making it easier to treat and diagnose patients; and (3) rising healthcare costs – as health spending continues to outpace the economy, representing between 6% and 7% of the overall economy, the need to reduce hospital readmissions, increase staffing efficiency and improve patient engagement remain the highest priorities. Together, these trends have produced a large and growing market for us to serve. LogicMark has built a successful business on emergency communications in healthcare. We have a strong business relationship with the VA today, serving veterans who suffer from chronic conditions that often require emergency assistance. This business is steadily growing and in 2017, LogicMark achieved its highest amount of revenue since the company’s inception. Our strategic plan calls for expanding LogicMark’s business into other healthcare verticals as well as retail and enterprise channels in order to better serve the expanding demand for connected and remote healthcare solutions.

Home healthcare, which includes health monitoring and management using IoT and cloud-based processing, is an emerging area for LogicMark. The long-term trend toward more home-based healthcare is a massive shift that is being driven by demographics (an aging population) and basic economics. We believe that people also value autonomy and privacy which are important factors in determining which solutions will suit the market. Consumers are beginning to enjoy the benefits of smart home technologies and online digital assistants. One of the promising applications of our VoiceMatch™ technology is enabling secure commands for restricted medical access. This solution, when coupled with Nxt-ID BioCloud™, combines biometrics with encryption and distributed access control.

Our Healthcare Monitoring Market Opportunity

PERS devices are used to call for help and medical care during an emergency. These devices are also used by a wide patient pool, as well as the general population, to ensure safety and security when living or traveling alone. The global medical alert systems market caters to different end-users across the healthcare industry, including individual users, hospitals and clinics, assisted living facilities and senior living facilities. The growing demand for home healthcare devices is mainly driven by an aging population and rising healthcare costs worldwide. We believe that this will spur the usage of medical alert systems across the globe, as they offer safety and medical security while being affordable and accessible.

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The PERS market is divided into three device segments: landline-based PERS, mobile PERS, and standalone devices. The global PERS market is projected to grow at a CAGR of 5.83% to $8.4 billion in 2020, benefiting from strong demographic tailwinds. North America and Europe are the largest markets for PERS, accounting for approximately 40% and 37% of total sales, respectively in 2020. According to IndustryARC, improvements in healthcare infrastructure and emerging economies will fuel growth and significantly improve the relative market share of the Asia Pacific and the rest of world regions.

Our Health Care Products

LogicMark produces a range of products within the PERS market and has differentiated itself by offering non-monitored products, which only require a one-time purchase fee, instead of a recurring monthly contract. As a result, LogicMark’s products are typically the most cost-effective PERS option. LogicMark’s non-monitored solution offers a significant value proposition over monitored solutions.

The cost of ownership of a monitored solution, which includes a monthly service fee, can be as much as $1,500 – $3,000 over a five-year period. This compares to a one-time purchase of a LogicMark non-monitored device, which provides a similar level of security for a purchase price as low as one tenth of that amount.

LogicMark offers both traditional (i.e., landline) and mPERS (i.e., cell-based) options. Our non-monitored products are sold primarily through the VA and healthcare distributors.

LogicMark offers monitored products that are primarily sold by dealers and distributors for the monitored product channel. LogicMark sells its devices to the dealers and distributors, who in turn offer the devices to consumers as part of their product/service offering. The service providers charge consumers a monthly monitoring fee for the associated monitoring service. These products are monitored by a third-party central station.

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Our Health Care Competition

LogicMark offers a wide variety of products, enabling it to cater to users with different levels of health and safety needs. Compared to its competitors, LogicMark’s PERS products offer enhanced functionality at the best value.

The chart below summarizes LogicMark’s product offering versus those of its competitors:

Our Health Care Business Strategy

Through LogicMark, we intend to expand distribution by using larger distributors who can leverage the consumer value proposition of offering a one-time device purchase as opposed to a leased monthly solution. We also intend to apply our technology to the next generation of PERS devices that will have greater functionality, innovative design and clinical monitoring capability. We believe that there is further potential for expansion in the domestic and international retail and international markets, and we intend to take advantage of this through a new product offering, Notify911, which is a non-monitored device developed for direct-to-consumer sales through retail channels and direct marketing initiatives. We are also seeking to leverage our PERS experience to develop new offerings in the home healthcare monitoring market.

Overall, we believe our healthcare division, through LogicMark, is positioned to take advantage of favorable market dynamics, a stable revenue-producing customer base, a differentiated product line, a robust new product development pipeline and compelling growth opportunities.

Payments and Financial Technology

Overview

We conduct our payments business through Fit Pay, which was acquired by Nxt-ID in May 2017. Fit Pay’s core technology is a proprietary platform that enables contactless payment capabilities, allowing manufacturers of “smart devices” to add payment capabilities to their products with very little start-up time and minimal investment in software development, while granting them access to the leading card network and global credit card issuing banks. It is one of the first successful commercializations of a token requestor service provider integrated with the major payment card networks. The existing propriety capabilities of the contactless payment companies are not available to other original equipment manufacturers (“OEMs”). The Fit Pay TPMP creates an opportunity for a whole new range of devices to be payment-enabled.

Fit Pay is currently on-boarding 15 device manufacturers to its platform. Garmin Pay™, a contactless payment feature for a new line of smartwatches by Garmin International, Inc., is powered by Fit Pay’s TPMP technology and went live in the fall of 2017. Fit Pay also announced the product launches for three other customers, including the Token ring by Tokenize Inc., the Bee payment device by Radiius and a luxury smart clasp by Wearatec Inc.

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In addition to launching new customers, our emerging payments business also announced key ecosystem partnerships with Visa International, Mastercard, Bank of America, and Australia and New Zealand Banking Group Limited (ANZ). These agreements, along with the growing network of issuing banks, now enables cardholders to use devices powered by the TPMP, increasing our revenue potential and providing the opportunity to expand our customer and geographical footprint. As of December 31, 2017, the TPMP was enabled by more than 60 issuing banks in 8 countries in the largest markets worldwide.

Our payment and financial technology business has also expanded to include new products and services. This includes growing the capabilities of the TPMP to integrate it with additional payment networks and issuing banks. Fit Pay has also developed proprietary payment devices that it will offer through business-to-business and direct-to-consumer channels. These new products will leverage the TPMP and allow us to access new customers and emerging markets, such as cryptocurrency. Fit Pay’s initial product offering is a platform extension and contactless payment device called Flip™, which enables Bitcoin holders to make contactless payment transactions at millions of retail locations with value exchanged from their cryptocurrency.

Together, these opportunities position our emerging payment and financial technology business for future growth as Fit Pay begins to monetize its core TPMP technology and expand its products and services to new markets and customers.

Our payments business targets the rapidly expanding IoT and wearable devices markets. According to the research firm, Gartner, IoT devices will grow at a 32.9% CAGR through 2020, reaching an installed base of 20.4 billion units. Gartner estimates that by 2020 there will be more than 500 million wearable devices in use alone and it predicts that 1 million IoT devices will be purchased every hour by 2021.

As the markets for wearables and IoT devices expand, payments are also emerging as a key feature. A Business Insider Intelligence study estimates that by 2020 an estimated 63% of wearable devices will be payment-enabled. The research firm International Data Corporation predicts that wearable devices will transact more than $501 billion of payments by 2020, overtaking plastic payment methods as the primary payment method in the next 5-7 years.

A recent survey by Visa and the industry publication, PYMTS, entitled “How We Will Pay: Consumers Connected Devices and the Future of Payments” supports consumer demand for adding payment capabilities to devices. The survey found strong support among consumers for new forms of payments. Of the survey’s respondents:

●	60% found buying and paying for things unproductive and time-consuming, and in need of improvements;

●	83% viewed using connected devices as a way to eliminate friction from how they pay;

●	66% would use a connected device to enable a seamless payment experience; and

●	77% want their financial institution/bankcard network to enable these new ways to pay.

As an early and established entrant into the payments market, we believe that we are well-positioned to take advantage of both the growth of payment-enabled devices and the consumer demand for new forms of payments.

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Our Payments Product Offerings

We offer a range of technology platform services and products that leverage both the core payment technologies that we have developed as well as the assets gained through our business combination with Fit Pay. These include:

The Fit Pay Trusted Payment Manager Platform™

The TPMP provides IoT and wearable devices with contactless payment capabilities and full digital wallet functionality. It enables consumers to simply tap and pay at near field communication (“NFC”)-enabled point-of-sale (“POS”) terminals or ATMs using an existing credit, debit or prepaid card account. The TPMP uses tokenization, a payment security technology that replaces cardholders’ account information with a unique digital identifier (a “token”), to transact highly secure contactless payments and authentication services. Fit Pay leverages embedded secure element chip technology within devices to offer a payment solution that is very power and memory efficient. This frees devices from needing to be tethered to a host device or connected to the Internet to transact payments, creating a convenient and completely frictionless payment experience for consumers.

We consider Fit Pay to be the primary connection point between card networks, banks, merchants and the wearable user. Fit Pay has built a payment ecosystem that includes 15 device manufacturers, the Visa, Mastercard, Discover card networks (with additional networks to be added), and more than 60 issuing banks in 8 countries in the largest markets worldwide. Issuing banks accepting payments from devices connected to the TPMP include Bank of America, Capital One, U.S. Bank, Wells Fargo in the United States, BonusCard, Cornérbank, ANZ and NAB (National Australia Bank), among others.

Fit Pay became one of the first successful third-party payment network token service providers with the commercialization of the TPMP and the launch of the Garmin Pay™ feature for its customer Garmin International, Inc.

World Ventures Flye™ SmartCard

We continue to operate pursuant to our master product development agreement, dated December 31, 2015, with World Ventures Holdings, LLC (“WVH”), an international direct selling travel company, pursuant to which WVH committed to purchase an exclusive smart card from us for distribution to WVH’s members. In connection with such agreement, WVH also made a strategic investment in our securities in 2015. The Flye™ smart card is customized for WVH with additional technologies and wireless features, such as the ability to seamlessly integrate with WVH’s DreamTrips™ smartphone application to wirelessly check-in and earn loyalty points towards free DreamTrips™ vacations at select restaurants. DreamTrips™ is a travel club and entertainment community where members can enjoy exciting excursions year-round to extraordinary destinations.

During the three months ended March 31, 2018, we recorded revenue of $254,258 from WVH, a related party. WVH is considered a related party, as the Chief Technology Officer of WVH is a director of Nxt-ID.

For additional information on our transactions with WVH, see “Management Discussion and Analysis of Financial Condition and Results of Operations”.

Fit Pay General Purpose Reloadable (GRP) Mastercard®

Fit Pay offers prepaid capabilities on wearable devices connected to the TPMP. The general purpose reloadable (“GPR”) program, the Fit Pay Prepaid Mastercard®, gives consumers with Fit Pay’s contactless payment-enabled devices the convenience of storing funds directly on their devices. The program provides consumers with the ease and security of contactless payments. The Fit Pay Prepaid Mastercard® is available to device OEMs that integrate their products with the TPMP. The program allows consumers to load their Fit Pay-enabled IoT or wearable device with a prepaid value for contactless purchases. A digital wallet allows the user to re-load the account, set top-off thresholds and manage account settings. The Fit Pay Prepaid Mastercard® is sponsored by Sunrise Banks, N.A. Cascade Financial Technology Corp. serves as the program manager. The device can be used everywhere that debit Mastercard is accepted.

Flip™

Fit Pay recently announced Flip™, a new contactless payment device that will enable cryptocurrency holders to use the value of their currency to make purchases at millions of retail locations. The new device leverages an expansion of the TPMP to connect cryptocurrencies to the payment ecosystem. Flip™ will use value exchanged from Bitcoin to make traditional payment transactions.

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Flip™ will be NFC-enabled, allowing it to transact payments at any retail point of sale location that accepts contactless payments. Flip™ will store a preloaded amount of U.S. dollars that are exchanged from a user’s existing cryptocurrency account. It includes a digital wallet that allows users to set how much value they would like their Flip™ to hold and when they would like it to reload, and to suspend the account should the device become lost or stolen. Initially, Flip™ will accept value exchanged from Bitcoin and will potentially expand to other cryptocurrencies in the future. Fit Pay has begun taking pre-orders for Flip™ and has also begun to make initial shipments of the device in the second quarter of 2018.

Wi-Mag™

Our proprietary antenna and payment technology can be embedded in a mobile device to make wireless payments at most POS terminals which do not require NFC or Europay, MasterCard, and Visa (“EMV”) technology, potentially allowing users to make payments at most POS terminals in the United States and abroad.

SmartPay™

We have developed a standalone capability, SmartPayTM, on various devices with the ability to make payments by dynamic magnetic stripe or through interacting with a terminal through EMV, NFC or barcode functionality. We are currently pursuing significant strategic partnerships for this product.

Our Payments Competition

The markets for our products are extremely competitive and are characterized by rapid technological change as a result of technical developments exploited by our competitors, changing technical needs of customers, and frequent introductions of new features. We expect competition to increase as other companies introduce products that are competitively priced, that may have increased performance or functionality, or that incorporate technological advances not yet developed or implemented by us. Some of our present and potential competitors may have financial, marketing, and research resources substantially greater than ours.

Competitors in the digital wallet marketplace include:

●	Google Wallet – A mobile payment system developed by Google that allows its users to store debit cards, credit cards, loyalty cards, and gift cards among other things, as well as redeeming sales promotions on their mobile phone.

●	Apple Pay – A mobile payment service that lets certain Apple mobile devices make payments at the time of retail and online checkout.

●	Paypal – A mobile service that can send money between other PayPal users and friends, track your balances, to pay from one’s phone, and order ahead at restaurants.

●	SamsungPay – A mobile payment system that uses Magnetic Secure Transmission to broadcast a signal to a POS payment terminal.

●	Fitbit Pay – Payment capability launch by fitness tracker and smartwatch producer Fitbit.

We believe that our payment products have certain competitive advantages. The existing contactless payment companies’ propriety capabilities are not available to other device manufacturers. Fit Pay’s TPMP creates an opportunity for a whole new range of devices to be payment-enabled by significantly reducing the cost and time to market. While other companies are seeking to build a similar white-labeled solution, we believe that the extent of Fit Pay’s existing relationships provides it with an advantage in the market.

The TPMP offers several distinctive features, including (1) it removes friction for the consumer with very little user interaction required; (2) it does not require a device to be present at the time of a transaction; (3) it is extendible to any operating system or device; and (4) it is highly secure and card data is not exposed at the point of sale.

Furthermore, we believe that the following factors create a defensible market position for Fit Pay: (1) we are the only independent platform to complete secure element (“SE”) tokenization integrations with major card networks; (2) complex service deployment barriers make it difficult for new entrants and for manufacturers to develop the capability themselves; (3) we own the security keys which eliminate the ability of OEMs to change providers without major service disruption; (4) we offer a comprehensive, end-to-end solution as a single source for all SE-related applications, including full-featured APIs (application programming interfaces) and SDKs (software development kits) to simplify implementation; and (5) we offer a scalable platform with direct access the major card network and issuing banks.

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Our Payments Business Strategy

Our primary strategy for our payment business is to leverage our technological and competitive advantages across various industries in combination with established partners that can create meaningful distribution, monetizing the technologies and capabilities that we have developed. Our position as an independent platform provider with our comprehensive, end-to-end platform positions us to serve the rapidly expanding wearable and IoT markets. As described above, the complex ecosystem needed to support full-function payment capabilities creates a barrier for new entrants and manufacturers who may have considered developing the capability on their own, and offers continuity for our existing customer base.

Our business strategy is to leverage these attributes to (1) scale our platform to add more customers and payment use cases; (2) build new revenue streams by adding additional OEMs and our GPR program to new form factors; (3) add new capabilities to the TPMP such as cryptocurrency payments; (4) develop our own proprietary payment devices for business-to-business or business-to-consumer channels; and (5) integrate our platform with additional ecosystems such as transit, hotels, and building access systems.

Our Intellectual Property

Our ability to compete effectively depends to a significant extent on our ability to protect our proprietary information. We currently rely and will continue to rely primarily on patents and trade secret laws and confidentiality procedures to protect our intellectual property rights. We have filed the following 34 patents, seven (7) of which have been awarded to date:

METHOD FOR REPLACING TRADITIONAL PAYMENT AND IDENTITY MANAGEMENT SYSTEMS AND COMPONENTS TO PROVIDE ADDITIONAL SECURITY AND A SYSTEM IMPLEMENTING SAID METHOD

Filed October 8, 2013

Application Number 14/049,175

METHOD FOR REPLACING TRADITIONAL PAYMENT AND IDENTITY MANAGEMENT SYSTEMS AND COMPONENTS TO PROVIDE ADDITIONAL SECURITY AND A SYSTEM IMPLEMENTING SAID METHOD

Continuation application of 001 with new claims

Filed August 31, 2016

Application Number 15/252,468

METHOD FOR REPLACING TRADITIONAL PAYMENT AND IDENTITY MANAGEMENT SYSTEMS AND COMPONENTS TO PROVIDE ADDITIONAL SECURITY AND A SYSTEM IMPLEMENTING SAID METHOD

Continuation application of 001 with new claims

Filed June 11, 2018

Application Number 16/005,598

THE UN-PASSWORD™: RISK AWARE END-TO-END MULTI-FACTOR AUTHENTICATION VIA DYNAMIC PAIRING

Patent issued August 2, 2016

Patent Number 9,407,619

UNIVERSAL AUTHENTICATION AND DATA EXCHANGE METHOD, SYSTEM AND SERVICE

Filed March 17, 2014

Application Number 14/217,289

METHOD TO LOCALLY VALIDATE IDENTITY WITHOUT PUTTING PRIVACY AT RISK

Application filed September 1, 2015

Application Number 14/842,252

DISTRIBUTED METHOD AND SYSTEM TO IMPROVE COLLABORATIVE SERVICES ACROSS MULTIPLE DEVICES

Application filed February 8, 2016

Application Number 15/018,496

DISTRIBUTED METHOD AND SYSTEM TO IMPROVE COLLABORATIVE SERVICES ACROSS MULTIPLE DEVICES

Application filed May 21, 2018

Application Number 15/985,483

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VOICE DIRECTED PAYMENT SYSTEM AND METHOD

Application filed February 10, 2016

Application Number 15/040,984

SYSTEM AND METHOD FOR LOW-POWER CLOSE-PROXIMITY COMMUNICATIONS and energy transfer USING A MINIATURE MULTI-PURPOSE ANTENNA

Application filed April 4, 2016

Application Number 15/089,826

SYSTEM AND METHOD FOR LOW-POWER CLOSE-PROXIMITY COMMUNICATIONS and energy transfer USING A MINIATURE MULTI-PURPOSE ANTENNA

Application filed November 16, 2016

Application Number 15/353,018

MULTI-INSTANCE SHARED AUTHENTICATION (MISA) METHOD AND SYSTEM PRIOR TO DATA ACCESS

Application filed June 23, 2016

Application Number 15/191,456

BIOMETRIC, BEHAVIORAL-METRIC, KNOWLEDGE-METRIC AND ELECTRONIC-METRIC DIRECTED AUTHENTICATION AND TRANSACTION METHOD AND SYSTEM

Application filed July 5, 2016

Application Number 15/202,515

PERSONALIZED TOKENIZATION SYSTEM AND METHOD

Application filed July 14, 2016

Application Number 15/210,728

METHODS AND SYSTEMS RELATED TO MULTI-FACTOR, MULTI-DIMENSIONAL, MATHEMATICAL HIDDEN AND MOTION SECURITY PINS

Filed August 1, 2016

Application Number 15/224,998

ELECTRONIC CRYPTO-CURRENCY MANAGEMENT METHOD AND SYSTEM

Filed August 1, 2016

Application Number 15/225,780

SYSTEMS AND DEVICES FOR WIRELESS CHARGING OF A POWERED TRANSACTION CARD AND EMBEDDING ELECTRONICS IN A WEARABLE ACCESSORY

Filed September 2, 2015

Application Number 14/843,925

COMPONENTS FOR ENHANCING OR AUGMENTING WEARABLE ACCESSORIES BY ADDING ELECTRONICS THERETO

Filed September 2, 2015

Application Number 14/843,930

LOW BANDWIDTH CRYPTO-CURRENCY TRANSACTION EXECUTION AND SYNCHRONIZATION METHOD AND SYSTEM

Filed September 7, 2016

Application Number 15/259,023

METHOD AND SYSTEM TO ORGANIZE AND MANAGE TRANSACTIONS

Filed December 2, 2016

Application Number 15/368,546

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THE UN-PASSWORD™: RISK AWARE END-TO-END MULTI-FACTOR AUTHENTICATION VIA DYNAMIC PAIRING

Patent Issued July 3, 2018

Patent Number 10,015,154

SYSTEM AND METHOD TO PERSONALIZE PRODUCTS AND SERVICES

Filed July 15, 2016

Application number 15/212,184

SYSTEM AND METHOD TO PERSONALIZE PRODUCTS AND SERVICES

Filed September 6, 2016

Application number 15/257,101

ACCORDION ANTENNA STRUCTURE

Filed April 4, 2016

Application Number 15/089,844

SYSTEM AND METHOD TO AUTHENTICATE ELECTRONICS USING ELECTRONIC-METRICS

Filed July 5, 2016

Application Number 15/202,553

SYSTEM AND METHOD TO DETERMINE USER PREFERENCES

Filed July 15, 2016

Application number 15/212,163

PREFERENCES DRIVEN ADVERTISING SYSTEMS AND METHODS

Filed July 15, 2016

Application number 15/212,161

AUTOMATED WEARABLE ACTIVATION SYSTEM

Filed July 27, 2017

Application number 62/537,904

SYSTEMS AND METHODS FOR PROVIDING AN INTERNET OF THINGS PAYMENT PLATFORM

Filed March 25, 2015

Application number 62/138,298

WIRELESS, CENTRALIZED EMERGENCY SERVICES SYSTEM

Patent Number 8,275,346

VOICE-EXTENDING EMERGENCY RESPONSE SYSTEM

Patent Number 8,121,588

LIST-BASED EMERGENCY CALLING DEVICE

Patent Number 8,369,821

ALARM SIGNALING DEVICE AND ALARM SYSTEM

Patent Number 7,312,709

FALL DETECTION SYSTEM HAVING A FLOOR HEIGHT THRESHOLD AND RESIDENT HEIGHT DETECTION DEVICE

Patent Number 7,893,844

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We enter into confidentiality agreements with our consultants and key employees, and maintain control over access to and distribution of our technology, software and other proprietary information. The steps that we have taken to protect our technology may be inadequate to prevent others from using what we regard as our technology to compete with us.

We do not generally conduct exhaustive patent searches to determine whether the technology used in our products infringes on the patents that are held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

We may face claims by third parties that our products or technology infringe their patents or other intellectual property rights in the future. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract the attention of our management. If any of our products are found to violate third-party proprietary rights, we may be required to pay substantial damages. In addition, we may be required to re-engineer our products or seek to obtain licenses from third parties to continue to offer our products. Any efforts to re-engineer our products or obtain licenses on commercially reasonable terms may not be successful, which would prevent us from selling our products, and in any case, could substantially increase our costs and have a material adverse effect on our business, financial condition and results of operations.

Corporate Information

History

We were incorporated in the State of Delaware on February 8, 2012. We are a security technology company engaged in the development of proprietary products and solutions that serve multiple end markets, including the security, healthcare, financial technology (“FinTech”) and the Internet of Things (“IoT”) markets. With extensive experience in access control, biometric and behavior-metric identity verification, security and privacy, encryption and data protection, payments, miniaturization, and sensor technologies, we develop and market groundbreaking solutions for payment, IoT and healthcare applications.

On June 25, 2012, the Company acquired 100% of the membership interests in 3D-ID LLC (“3D-ID”), a limited liability company formed in Florida in February 2011 and owned by the Company’s founders. By acquiring 3D-ID, the Company gained the rights to a portfolio of patented technology in the field of three-dimensional facial recognition and imaging including 3D facial recognition products for access control, law enforcement and travel and immigration. 3D-ID was an early stage company engaged in the design, research and development, integration, analysis, modeling, system networking, sales and support of intelligent surveillance, three-dimensional facial recognition and three-dimensional imaging devices and systems primarily for identification and access control in the security industries. Since the Company’s acquisition of 3D-ID was a transaction between entities under common control in accordance with Accounting Standards Codification (“ASC”) 805, “Business Combinations”, we recognized the net assets of 3D-ID at their carrying amounts in the accounts of Nxt-ID on the date that 3D-ID was organized, February 14, 2011.

On July 25, 2016, the Company completed the acquisition of LogicMark, LLC (“LogicMark”) pursuant to an Interest Purchase Agreement by and among the Company, LogicMark and the holders of all of the membership interests of LogicMark (the “LogicMark Sellers”), dated May 17, 2016 (the “Interest Purchase Agreement”). Pursuant to the Interest Purchase Agreement, we acquired all of the membership interests of LogicMark from the LogicMark Sellers for (i) $17.5 million in cash consideration, (ii) $2.5 million in a secured promissory note (the “LogicMark Note”) issued to LogicMark Investment Partners, LLC, as representative of the LogicMark Sellers (the “LogicMark Representative”), (iii) 78,740 shares of Common Stock, which were issued upon signing of the Interest Purchase Agreement (the “LogicMark Shares”), and (iv) warrants (the “LogicMark Warrants”) to purchase an aggregate of 157,480 shares of Common Stock (the “LogicMark Warrant Shares”) for no additional consideration. Such warrants were exercised on July 27, 2016. In addition, the Company was required to pay the LogicMark Sellers earn-out payments of (i) up to $1,500,000 for calendar year 2016 and (ii) up to $5,000,000 for calendar year 2017 if LogicMark met certain gross profit targets set forth in the Interest Purchase Agreement. The LogicMark Note originally was to mature on September 23, 2016 but was extended to July 15, 2017. The earn-out payment related to 2016 and the remaining balance owed on the LogicMark Note including accrued interest were both paid in July 2017. Based on LogicMark’s operating results for the year ended December 31, 2017, the 2017 earnout amount owed by the Company is $3,156,088. As a result, the Company reduced the amount of contingent consideration due to the LogicMark Sellers by $1,843,912. The Company paid the 2017 earnout amount of $3,156,088 to the LogicMark Sellers in the second quarter of 2018.

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On May 23, 2017, the Company completed a merger (the “Merger”) pursuant to an executed Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Fit Merger Sub, Inc., a wholly-owned subsidiary of the Company (the “Merger Sub”), Fit Pay, Inc. (“Fit Pay”), Michael Orlando (“Orlando”), Giesecke & Devrient Mobile Security America, Inc. (“G&D”), the other stockholders of Fit Pay (the “Other Holders”) and Michael Orlando in his capacity as stockholder representative representing the Other Holders. In connection with the Merger, Fit Pay merged with and into the Merger Sub, with the Merger Sub continuing as the surviving entity and a wholly-owned subsidiary of the Company.

Pursuant to the terms of the Merger Agreement, the aggregate purchase price paid for Fit Pay was: (i) 19.96% of the outstanding shares of Common Stock; (ii) 2,000 shares of Series C Non-Convertible Preferred Stock of the Company; (iii) the payment of certain debts by the Company; and (iv) the payment of certain unpaid expenses by the Company. In addition, the Company will be required to pay the Fit Pay Sellers an earnout payment equal to 12.5% of the gross revenue derived from Fit Pay’s technology for sixteen (16) fiscal quarters commencing on October 1, 2017 and ending on December 31, 2021.

In connection with the Fit Pay transaction, Orlando became our Chief Operating Officer and President of our new Fit Pay subsidiary effective as of May 23, 2017.

Other

Our principal executive offices are located at 1627 U.S. Highway 1, Unit 206, Sebastian, FL 32958, and our telephone number is (203) 266-2103. Our website address is www.nxt-id.com. The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus. The information on our website is not part of this prospectus.

We are an “emerging growth company” as defined in the JOBS Act. We will remain an emerging growth company for up to the last day of the fiscal year following the fifth anniversary of our initial public offering, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. Pursuant to Section 102 of the JOBS Act, we have provided reduced executive compensation disclosure and have omitted a compensation discussion and analysis from this prospectus. Pursuant to Section 107 of the JOBS Act, we have elected to utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Our emerging growth company status will expire on December 31, 2018.

Employees

As of July 27, 2018, we had a total of 53 full-time employees, 19 in product engineering, 6 in finance and administration, 15 in sales and customer service and 13 in product fulfillment. None of our employees are represented by a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relations with our employees to be good. Our future success depends on our continuing ability to attract and retain highly qualified engineers, graphic designers, computer scientists, sales and marketing and senior management personnel. In addition, we have independent contractors whose services we are using on an as-needed basis to assist with the engineering and design of our products.

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MARKET PRICE INFORMATION FOR OUR SECURITIES

Market Information

Our Common Stock trades on NASDAQ under the symbol “NXTD.” On July 27, 2018, the closing price of our shares of Common Stock listed on NASDAQ was $1.68 per share.

The following table shows the high and low market prices for our Common Stock for each fiscal quarter for the two most recent fiscal years. Market prices for our Common Stock have fluctuated significantly. As a result, the market prices shown in the following table may not be indicative of the market prices at which our Common Stock will trade after this offering.

	NASDAQ Share Price
Quarter	High	Low
Third Quarter 2018 (through July 27, 2018)	$2.04	$1.36
Second Quarter 2018	$2.23	$1.52
First Quarter 2018	$3.98	$1.72
Fourth Quarter 2017	$8.59	$1.01
Third Quarter 2017	$2.80	$1.45
Second Quarter 2017	$2.87	$1.21
First Quarter 2017	$4.17	$1.66
Fourth Quarter 2016	$4.38	$2.35
Third Quarter 2016	$6.49	$2.91
Second Quarter 2016	$5.90	$3.20

Holders of Common Stock

As of July 27, 2018, there were 24,645,383 shares of our Common Stock outstanding and approximately 100 holders of record of our shares of our Common Stock. Because shares of our Common Stock are held by depositories, brokers and other nominees, the number of beneficial holders of shares of our Common Stock is substantially larger than the number of stockholders of record. Our transfer agent and registrar is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, NY 11598.

Dividends

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements and such other factors as our board of directors deems relevant.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the financial statements and the related notes incorporated by reference herein. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Overview

We were incorporated in the State of Delaware on February 8, 2012. We are a security technology company engaged in the development of proprietary products and solutions that serve multiple end markets, including the security, healthcare, financial technology (“FinTech”) and the Internet of Things (“IoT”) markets. With extensive experience in access control, biometric and behavior-metric identity verification, security and privacy, encryption and data protection, payments, miniaturization, and sensor technologies, we develop and market groundbreaking solutions for payment, IoT and healthcare applications.

On June 25, 2012, the Company acquired 100% of the membership interests in 3D-ID LLC (“3D-ID”), a limited liability company formed in Florida in February 2011 and owned by the Company’s founders. By acquiring 3D-ID, the Company gained the rights to a portfolio of patented technology in the field of three-dimensional facial recognition and imaging including 3D facial recognition products for access control, law enforcement and travel and immigration. 3D-ID was an early stage company engaged in the design, research and development, integration, analysis, modeling, system networking, sales and support of intelligent surveillance, three-dimensional facial recognition and three-dimensional imaging devices and systems primarily for identification and access control in the security industries. Since the Company’s acquisition of 3D-ID was a transaction between entities under common control in accordance with Accounting Standards Codification (“ASC”) 805, “Business Combinations”, we recognized the net assets of 3D-ID at their carrying amounts in the accounts of Nxt-ID on the date that 3D-ID was organized, February 14, 2011.

On July 25, 2016, the Company completed the acquisition of LogicMark, LLC (“LogicMark”) pursuant to an Interest Purchase Agreement by and among the Company, LogicMark and the holders of all of the membership interests of LogicMark (the “LogicMark Sellers”), dated May 17, 2016 (the “Interest Purchase Agreement”). Pursuant to the Interest Purchase Agreement, we acquired all of the membership interests of LogicMark from the LogicMark Sellers for (i) $17.5 million in cash consideration, (ii) $2.5 million in a secured promissory note (the “LogicMark Note”) issued to LogicMark Investment Partners, LLC, as representative of the LogicMark Sellers (the “LogicMark Representative”), (iii) 78,740 shares of Common Stock, which were issued upon signing of the Interest Purchase Agreement (the “LogicMark Shares”), and (iv) warrants (the “LogicMark Warrants”) to purchase an aggregate of 157,480 shares of Common Stock (the “LogicMark Warrant Shares”) for no additional consideration. Such warrants were exercised on July 27, 2016. In addition, the Company was required to pay the LogicMark Sellers earn-out payments of (i) up to $1,500,000 for calendar year 2016 and (ii) up to $5,000,000 for calendar year 2017 if LogicMark met certain gross profit targets set forth in the Interest Purchase Agreement. The LogicMark Note originally was to mature on September 23, 2016 but was extended to July 15, 2017. The earn-out payment related to 2016 and the remaining balance owed on the LogicMark Note including accrued interest were both paid in July 2017. Based on LogicMark’s operating results for the year ended December 31, 2017, the 2017 earnout amount owed by the Company is $3,156,088. As a result, the Company reduced the amount of contingent consideration due to the LogicMark Sellers by $1,843,912. The Company paid the 2017 earnout amount of $3,156,088 to the LogicMark Sellers in the second quarter of 2018.

On May 23, 2017, the Company completed a merger (the “Merger”) pursuant to an executed Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Fit Merger Sub, Inc., a wholly-owned subsidiary of the Company (the “Merger Sub”), Fit Pay, Inc. (“Fit Pay”), Michael Orlando (“Orlando”), Giesecke & Devrient Mobile Security America, Inc. (“G&D”), the other stockholders of Fit Pay (the “Other Holders”) and Michael Orlando in his capacity as stockholder representative representing the Other Holders. In connection with the Merger, Fit Pay merged with and into the Merger Sub, with the Merger Sub continuing as the surviving entity and a wholly-owned subsidiary of the Company.

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Pursuant to the terms of the Merger Agreement, the aggregate purchase price paid for Fit Pay was: (i) 19.96% of the outstanding shares of Common Stock; (ii) 2,000 shares of Series C Non-Convertible Preferred Stock of the Company; (iii) the payment of certain debts by the Company; and (iv) the payment of certain unpaid expenses by the Company. In addition, the Company will be required to pay the Fit Pay Sellers an earnout payment equal to 12.5% of the gross revenue derived from Fit Pay’s technology for sixteen (16) fiscal quarters commencing on October 1, 2017 and ending on December 31, 2021.

In connection with the Merger, Orlando became our Chief Operating Officer and President of our new Fit Pay subsidiary effective as of May 23, 2017.

The Company’s wholly-owned subsidiary, LogicMark, manufactures and distributes non-monitored and monitored personal emergency response systems sold through the U.S. Department of Veterans Affairs (the “VA”), healthcare durable medical equipment dealers and distributors and monitored security dealers and distributors. The Company’s wholly-owned subsidiary, Fit Pay, has a proprietary technology platform that delivers payment, credential management, authentication and other secure services to the IoT ecosystem. The platform uses tokenization, a payment security technology that replaces cardholders’ account information with a unique digital identifier, to transact highly secure contactless payment and authentication services.

Healthcare

With respect to the healthcare market, our business initiatives are driven by LogicMark, which serves a market that enables two-way communication, medical device connectivity and patient data tracking of key vitals through sensors, biometrics, and security to make home health care a reality. There are three major trends driving this market: (1) an increased desire for connectivity; specifically, a greater desire for connected devices by people over 60 years of age who now represent the fastest growing demographic for social media; (2) the growth of “TeleHealth”, which is the means by which telecommunications technologies are meeting the increased need for health systems to better distribute doctor care across a wider range of health facilities, making it easier to treat and diagnose patients; and (3) rising healthcare costs – as health spending continues to outpace the economy, representing between 6% and 7% of the overall economy, the need to reduce hospital readmissions, increase staffing efficiency and improve patient engagement remain the highest priorities. Together, these trends have produced a large and growing market for us to serve. LogicMark has built a successful business on emergency communications in healthcare. We have a strong business relationship with the VA today, serving veterans who suffer from chronic conditions that often require emergency assistance. This business is steady and growing, producing the highest annual revenue in its operational history in 2017. Our strategic plan calls for expanding LogicMark’s business into other healthcare verticals as well as retail and enterprise channels in order to better serve the expanding demand for connected and remote healthcare solutions.

Home healthcare, which includes health monitoring and management using IoT and cloud-based processing, is an emerging area for LogicMark. The long-term trend toward more home-based healthcare is a massive shift that is being driven by demographics (an aging population) and basic economics. People also value autonomy and privacy which are important factors in determining which solutions will suit the market. Consumers are beginning to enjoy the benefits of smart home technologies and online digital assistants. One of the promising applications of our VoiceMatch™ technology is enabling secure commands for restricted medical access. This solution, when coupled with Nxt-ID BioCloud™, combines biometrics with encryption and distributed access control.

PERS devices are used to call for help and medical care during an emergency. These devices are also used by a wide patient pool, as well as the general population, to ensure safety and security when living or traveling alone. The global medical alert systems market caters to different end-users across the healthcare industry, including individual users, hospitals and clinics, assisted living facilities and senior living facilities. The growing demand for home healthcare devices is mainly driven by an aging population and rising healthcare costs worldwide. We believe that this will spur the usage of medical alert systems across the globe, as they offer safety and medical security while being affordable and accessible.

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Payments and Financial Technology

We conduct our payments business through Fit Pay, which was acquired by Nxt-ID in May 2017. Fit Pay’s core technology is a proprietary platform that enables contactless payment capabilities, allowing manufacturers of “smart devices” to add payment capabilities to their products with very little start-up time and minimal investment in software development, while granting them access to the leading card network and global credit card issuing banks. It is one of the first successful commercializations of a token requestor service provider integrated with the major payment card networks. The existing propriety capabilities of the contactless payment companies are not available to other original equipment manufacturers (“OEMs”). The Fit Pay TPMP creates an opportunity for a whole new range of devices to be payment-enabled.

Fit Pay is currently continuing to integrate its initial 15 device manufacturers to its platform. Garmin Pay™, a contactless payment feature for a new line of smartwatches by Garmin International, Inc., is powered by Fit Pay’s TPMP technology and went live in the fall of 2017. Fit Pay also announced the product launches for three other customers, including the Token ring by Tokenize Inc., the Bee payment device by Radiius and a luxury smart clasp by Wearatec Inc.

In addition to launching new customers in 2017, our emerging payments business also announced key ecosystem partnerships with Visa International, Mastercard, Bank of America, and Australia and New Zealand Banking Group Limited (ANZ). These agreements, along with the growing network of issuing banks, now enables cardholders to use devices powered by the TPMP, increasing our revenue potential and providing the opportunity to expand our customer and geographical footprint. At the end of 2017, the TPMP was enabled by more than 60 issuing banks in 8 countries in the largest markets worldwide.

Our payment and financial technology business has also expanded to include new products and services. This includes growing the capabilities of the TPMP to integrate it with additional payment networks and issuing banks. Fit Pay has also developed proprietary payment devices that it will offer through business-to-business and direct-to-consumer channels. These new products will leverage the TPMP and allow us to access new customers and emerging markets, such as cryptocurrency. Fit Pay’s initial product offering is a platform extension and contactless payment device called Flip™, which enables Bitcoin holders to make contactless payment transactions at millions of retail locations with value exchanged from their cryptocurrency.

Together, these opportunities position our emerging payment and financial technology business for future growth as Fit Pay begins to monetize its core TPMP technology, and expand its products and services to new markets and customers.

Our payments business targets the rapidly expanding IoT and wearable devices markets. According to the research firm, Gartner, IoT devices will grow at a 32.9% CAGR through 2020, reaching an installed base of 20.4 billion units. Gartner estimates that by 2020 there will be more than 500 million wearable devices in use alone and it predicts that 1 million IoT devices will be purchased every hour by 2021.

As the markets for wearables and IoT devices expand, payments are also emerging as a key feature. A Business Insider Intelligence study estimates that by 2020 an estimated 63% of wearable devices will be payment-enabled. The research firm International Data Corporation predicts that wearable devices will transact more than $501 billion of payments by 2020, overtaking plastic payment methods as the primary payment method in the next 5-7 years.

A recent survey by Visa and the industry publication, PYMTS, entitled “How We Will Pay: Consumers Connected Devices and the Future of Payments” supports consumer demand for adding payment capabilities to devices. The survey found strong support among consumers for new forms of payments. Of the survey’s respondents:

●	60% found buying and paying for things unproductive and time-consuming, and in need of improvements;

●	83% viewed using connected devices as a way to eliminate friction from how they pay;

●	66% would use a connected device to enable a seamless payment experience; and

●	77% want their financial institution/bankcard network to enable these new ways to pay.

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As an early and established entrant into the payments market, we believe that we are well-positioned to take advantage of both the growth of payment-enabled devices and the consumer demand for new forms of payments.

Results of Operations

Comparison of three months ended March 31, 2018 and March 31, 2017

Revenue. Our revenues for the three months ended March 31, 2018 were $4,930,608 compared to $6,681,297 for the three months ended March 31, 2017. The decrease in our revenues for the three months ended March 31, 2018 versus the three months ended March 31, 2017 is directly related to a reduction in shipments of the FlyeTM smartcard to WVH. At December 31, 2017, WVH had sufficient FlyeTM smart card inventory on hand, and as a result we expect to begin shipping such smart cards to WVH again in the latter part of 2018. The reduction in FlyeTM smartcard sales was partially offset by an increase in LogicMark product sales in the three months ended March 31, 2018 versus 2017 and Fit Pay sales which was acquired on May 23, 2017.

Cost of Revenue and Gross Profit. Our gross profit for the three months ended March 31, 2018 remained relatively flat at $3,461,129 compared to a gross profit of $3,509,290 for the three months ended March 31, 2017. The reduction in gross profit resulting from the lower FlyeTM smartcard sales to WVH in the three months ended March 31, 2018 versus the three months ended March 31, 2017 was offset by the higher gross profit resulting from the increased LogicMark product sales as well as the gross profit related to the Fit Pay sales.

Operating Expenses. Operating expenses for the three months ended March 31, 2018 totaled $4,201,877 and consisted of research and development expenses of $730,103, selling and marketing expenses of $1,437,252 and general and administrative expenses of $2,034,522. The research and development expenses related primarily to salaries and consulting services of $627,048. Selling and marketing expenses consisted primarily of salaries and consulting services of $395,821, amortization of intangibles of $398,809, freight charges of $144,257, merchant processing fees of $98,232, and sales commissions of $72,241. General and administrative expenses consisted of salaries and consulting services of $698,962, accrued management and employee incentives of $225,000 and legal, audit and accounting fees of $250,463. Also included in general and administrative expenses is $244,184 in non-cash stock compensation to consultants and board members.

Operating expenses for the three months ended March 31, 2017 totaled $2,442,388 and consisted of research and development expenses of $84,944, selling and marketing expenses of $996,758 and general and administrative expenses of $1,360,686. Selling and marketing expenses consisted primarily of salaries and consulting services of $262,167, merchant processing fees of $108,127, and sales commissions of $72,241. General and administrative expenses consisted of salaries and consulting services of $452,083, accrued management and employee incentives of $150,000 and legal, audit and accounting fees of $200,707. Also included in general and administrative expenses is $86,140 in non-cash stock compensation to consultants and board members.

Operating (Loss) Profit. The operating loss for the three months ended March 31, 2018 was $740,748 compared with operating income of $1,066,902 for the three months ended March 31, 2017. The significant unfavorable change in operating profit (loss) for the three months ended March 31, 2018 as compared to 2017 is primarily attributable to the inclusion of Fit Pay’s operating expenses which approximated $1.2 million in the three months ended March 31, 2018. In addition, expenses related to salaries and wages and stock compensation to vendors were higher in the three months ended March 31, 2018 as compared to the three months ended March 31, 2017.

Net Loss. The net loss for the three months ended March 31, 2018 was $1,612,813. The net loss for the three months ended March 31, 2018 was primarily attributable to the operating loss discussed above of $740,748, interest expense of $758,205 and an unfavorable change in fair value of contingent consideration related to the Fit Pay acquisition of $197,709 all of which was partially offset by a tax benefit of $83,849. The net loss for the three months ended March 31, 2017 was $730,215. The net loss was primarily attributable to the interest expense incurred of $1,703,930.

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Year ended December 31, 2017 compared with the year ended December 31, 2016.

Revenue. Our revenues for the year ended December 31, 2017 were $23,316,969 compared to $7,736,320 for the year ended December 31, 2016. The increase in revenues for the year ended December 31, 2017 as compared to the year ended December 31, 2016 is primarily attributable to shipments of the FlyeTM smart card and LogicMark product sales. At December 31, 2017, WVH had sufficient FlyeTM smart card inventory on hand and as a result we expect to begin shipping such smart cards to WVH again in the latter part of 2018.

Cost of Revenue. The increase in our gross margin for the year ended December 31, 2017 was primarily attributable to shipments of the FlyeTM smart card and strong gross margin contributed by LogicMark. For the year ended December 31, 2016, our gross margin included the operating results of LogicMark, which was acquired on July 25, 2016, for the period July 25, 2016 through December 31, 2016. Our cost of revenue for 2017 also included an adjustment for excess and obsolete inventory of $1,083,024 resulting primarily from the write off of the remaining raw material components related to the Wocket® product line. In addition, in 2017 we also recorded a lower of cost or market adjustment of $347,546 related to the Wocket® included in finished goods inventory in anticipation of our future sales to wholesale customers.

Operating Expenses. Operating expenses for the year ended December 31, 2017 totaled $15,270,469 and consisted of research and development expenses of $1,667,850, selling and marketing expenses of $4,899,126 and general and administrative expenses of $8,703,493. For the year ended December 31, 2017, the research and development expenses related primarily to salaries and consulting services of $1,328,087. Selling and marketing expenses consisted primarily of salaries and consulting services of $1,616,597, amortization of intangibles of $1,089,961, freight charges of $541,364, allowance for bad debts of $402,383, and sales commissions of $290,838. General and administrative expenses for the year ended December 31, 2017 consisted of salaries and consulting services of $2,129,096, accrued management and employee incentives of $950,000, legal, audit and accounting fees of $708,075 and fees incurred of $642,549 related to the acquisition of LogicMark. Also included is $2,072,256 in non-cash stock compensation to vendors, employees and board members.

Operating expenses for the year ended December 31, 2016 totaled $10,011,540 and consisted of research and development expenses of $888,187, selling and marketing expenses of $2,881,668 and general and administrative expenses of $6,241,685. The research and development expenses related primarily to salaries and consulting services of $392,991, as well as expenses of $226,293 primarily related to the design and development of the smart card for WVH and manufacturing of the Wocket®. Selling and marketing expenses consisted primarily of salaries of $1,326,220, that were paid in both cash and stock, and advertising and promotional expenses, including trade shows of $519,397. General and administrative expenses for the year ended December 31, 2016 consisted of salaries and consulting services of $1,113,574, accrued management and employee incentives of $600,000, legal, audit and accounting fees of $1,602,083 and fees incurred of $605,228 related to the acquisition of LogicMark. Also included is $352,020 in non-cash stock compensation to vendors and board members.

Our operating expenses for the year ended December 31, 2017 were approximately $5,260,000 higher as compared to operating expenses for the year ended December 31, 2016. The primary reason for the higher operating expenses for the year ended December 31, 2017 versus the year ended December 31, 2016 is that our operating expenses included a full year of operating expenses related to LogicMark, whereas for the year ended December 31, 2016, the operating expenses of LogicMark, which was acquired on July 25, 2016, were included for the post acquisition period only. In addition, the operating expenses for the year ended December 31, 2017 include the operating expenses Fit Pay which was acquired on May 23, 2017.

Net Loss. The net loss for the year ended December 31, 2017 was $8,264,873 and resulted in part from operational expenses of $15,270,469 incurred during the year ended December 31, 2017. Our net loss was also attributable to our inventory adjustments discussed above totaling $1,430,570 and interest expense incurred of $7,736,414. The operational expenses, inventory adjustments and interest expense were partially offset by favorable gross profit margin stemming primarily from the sales of LogicMark product and the favorable net change in fair value of contingent consideration of $1,497,153, which resulted primarily from the reduction in the 2017 earnout amount due to the LogicMark Sellers.

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The net loss for the year ended December 31, 2016 was $12,815,714 and resulted in part from operational expenses of $10,011,540 incurred during the year ended December 31, 2016. The operational expenses were partially offset by favorable gross profit margin stemming primarily from the acquisition of LogicMark. In addition, the net loss was attributable to interest expense incurred of $3,275,059, unfavorable changes in fair value of derivative liabilities of $2,299,020 and a loss on extinguishment of debt of $272,749 resulting from the accelerated installment payments made during the year ended December 31, 2016.

Liquidity and Capital Resources

Cash Flows

Cash and Working Capital

As of March 31, 2018, the Company had cash and stockholders’ equity of $4,402,769 and $18,225,489, respectively. At March 31, 2018, the Company had working capital of $738,830.

As of December 31, 2017, the Company had cash and stockholders’ equity of $5,636,415 and $19,130,167, respectively. At December 31, 2017, the Company had working capital of $1,319,766. During the year ended December 31, 2017, the Company raised net proceeds of approximately $13,811,429 through the issuance of its Common Stock, warrants and convertible exchange notes.

Cash Used in Operating Activities

Our primary ongoing uses of operating cash relate to payments to subcontractors and vendors for research and development, salaries and related expenses and professional fees. Our vendors and subcontractors generally provide us with normal trade payment terms. During the three months ended March 31, 2018, net cash used in operating activities totaled $1,131,201, which was comprised of a net loss of $1,612,813, positive non-cash adjustments to reconcile net loss to net cash used in operating activities of $1,035,161, and changes in operating assets and liabilities of negative $553,549, as compared to net cash used in operating activities of $737,634 for the three months ended March 31, 2017, which was comprised of a net loss of $730,215, positive non-cash adjustments to reconcile net loss to net cash used in operating activities of $1,339,082, and changes in operating assets and liabilities of negative $1,346,501.

During the year ended December 31, 2017, net cash used in operating activities amounted to $5,608,651, which comprised a net loss of $8,264,873, positive adjustments to reconcile net loss to net cash used in operating activities of $6,483,125 and changes in operating assets and liabilities of negative $3,826,903, as compared to net cash used in operating activities of $950,048 for the year ended December 31, 2016, which comprised a net loss of $12,752,928, positive adjustments to reconcile net loss to net cash used in operating activities of $5,919,499 and changes in operating assets and liabilities of positive $5,883,381.

Cash Used in Investing Activities

During the three months ended March 31, 2018, net cash used in investing activities totaled $150,721 and was primarily related to an increase in restricted cash of 143,855 and the purchase of equipment of $6,866. During the three months ended March 31, 2017, net cash used in investing activities totaled $101,460 and was primarily related to a purchase of equipment of $1,460 and a deposit of $100,000 related to the acquisition of Fit Pay which closed on May 23, 2017.

During the year ended December 31, 2017, net cash used in investing activities amounted to $142,073 and was primarily related to equipment and tooling purchases totaling $52,962 and the cash portion of the purchase price to acquire Fit Pay, net of the cash we acquired of $89,111, which closed on May 23, 2017. During the year ended December 31, 2016, net cash used in investing activities amounted to $15,934,781 and was related to changes in restricted cash of $1,494,582 which was primarily attributable to the cash proceeds received as a result of the transaction with WVH offset in part by purchases of tooling of $39,073. In addition, the Company used $17,390,290 in cash to acquire LogicMark net of cash acquired.

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Cash (Used in) Provided by Financing Activities

During the three months ended March 31, 2018, net cash provided by financing activities totaled $48,276 and was primarily related to the proceeds received from the exercising of warrants into Common Stock of $200,000 partially offset by a pay down in short term debt of $106,481 and fees paid in connection with equity offerings of $45,243. During the three months ended March 31, 2017, we paid $7,500 for legal expenses related to the issuance of the exchange notes issued in November 2016.

During the year ended December 31, 2017, the Company received net proceeds of $13,291,390 from the issuance of its Common Stock and warrants and $594,408 from the issuance of its convertible exchange notes. The Company repaid $3,000,000 of revolver borrowings and also repaid the remaining balance due on the LogicMark Note of $773,969. The Company also made a contingent consideration payment of $1,500,000 related to the earnout payment due to the LogicMark Sellers for 2016. In addition, the Company paid $450,000 to extend the maturity date of its revolving credit facility for one additional year and also paid $74,369 for legal and other expenses relating to both the equity offerings and the issuance of the convertible exchange notes. During the year ended December 31, 2016, the Company received net proceeds of $1,869,755 from the issuance of its Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) and $400,000 from the issuance of a promissory note that was converted into Series A Preferred Stock. In addition, the Company received $4,090,000 in net proceeds from the issuance of Series B Preferred Stock. The Company also received net proceeds of $13,906,250 from the revolving credit facility which were used in part to fund the LogicMark acquisition. In addition, the Company also paid down $1,726,031 of the seller’s note that resulted from the LogicMark acquisition with net cash received from the issuance of convertible exchange notes of $1,400,000 as well as cash on hand.

Sources of Liquidity

We are an emerging growth company and have generated losses from operations since inception. We incurred an operating loss of $740,748 and a net loss of $1,612,813 during the three months ended March 31, 2018. As of March 31, 2018, the Company had working capital and stockholders’ equity of $738,830 and $18,225,489, respectively. Such factors raise substantial doubt about the Company’s ability to sustain operations for at least one year from the date of this filing.

As of March 31, 2018, the Company had cash of $4,402,769. Given our cash position at March 31, 2018 and our projected cash flow from operations over the next twelve months, we believe that we will have sufficient capital to sustain operations over the next twelve months following the date of this filing to alleviate such substantial doubt. In order to execute our long-term strategic plan to develop and commercialize our core products, fulfill our product development commitments and fund our obligations as they come due, including the 2017 earn-out payment related to the acquisition of LogicMark, we may need to raise additional funds, through public or private equity offerings, debt financings, or other means. Should we not be successful in obtaining the necessary financing, or generate sufficient revenue to fund our operations, we would need to curtail certain of our operational activities.

The Company can give no assurance that any cash raised subsequent to March 31, 2018 will be sufficient to execute its business plan or meet its obligations. The Company can give no assurance that additional funds will be available on reasonable terms, or available at all, or that it will generate sufficient revenue to alleviate these conditions.

Impact of Inflation

We believe that our business has not been affected to a significant degree by inflationary trends during the past three years. However, inflation is still a factor in the worldwide economy and may increase the cost of purchasing products from our contract manufacturers in Asia, as well as the cost of certain raw materials, component parts and labor used in the production of our products. It also may increase our operating expenses, manufacturing overhead expenses and the cost to acquire or replace fixed assets. We have generally been able to maintain or improve our profit margins through productivity and efficiency improvements, cost reduction programs and to a lesser extent, price increases, and we expect to be able to do the same during 2018. As such, we do not believe that inflation will have a significant impact on our business during 2018.

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Off Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not have any undisclosed borrowings or debt, and we have not entered into any synthetic leases. We are, therefore, not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Recent Accounting Pronouncements

In May 2017, the Financial Accounting Standards Board (the “FASB”) issued ASU 2017-09, “Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting” to provide clarity and reduce both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, Compensation—Stock Compensation, to a change to the terms or conditions of a share-based payment award. The amendments in this Update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The amendments in this Update are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted. This ASU was adopted and it did not have a material impact on the Company’s condensed consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business.” The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of businesses. The amendments in this update provide a screen to determine when a set is not a business. If the screen is not met, it (1) requires that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (2) removes the evaluation of whether a market participant could replace the missing elements. The amendments in this Update are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. This ASU was adopted and it did not have a material impact on the Company’s condensed consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash (“ASU No. 2016-18”). The amendments address diversity in practice that exists in the classification and presentation of changes in restricted cash and require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. This ASU is effective retrospectively for fiscal years and interim periods within those years beginning after December 15, 2017. As permitted under the standard for emerging growth companies, the Company plans to adopt ASU 2016-18 in the first quarter of 2019. The Company is currently reviewing and evaluating this guidance and its impact on its condensed consolidated financial statements.

In May 2016, the FASB issued ASU No. 2016-12 (“ASU 2016-12”), “Revenue from Contracts with Customers (Topic 606): Narrow- Scope Improvements and Practical Expedients.” ASU 2016-12 will affect all entities that enter into contracts with customers to transfer goods or services (that are an output of the entity’s ordinary activities) in exchange for consideration. The amendments in this update affect the guidance in ASU 2014-09 which is not yet effective, the amendments in this update affect narrow aspects of Topic 606 including among others: assessing collectability criterion, noncash consideration, and presentation of sales taxes and other similar taxes collected from customers. The effective date and transition requirements for the amendments in this update are the same as the effective date and transition requirements for ASU 2014-09. The Company is currently evaluating the effect that ASU 2016-12 will have on the Company’s financial position and results of operations.

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In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"), which stipulates that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for such goods or services. To achieve this core principle, an entity should apply the following steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract(s); (3) determine the transaction price(s); (4) allocate the transaction price(s) to the performance obligations in the contract(s); and (5) recognize revenue when (or as) the entity satisfies a performance obligation. The guidance also requires advanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity's contracts with customers. In August 2015, the FASB issued Accounting Standards Update No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date ("ASU 2015-14"), which defers the effective date of FASB's revenue standard under ASU 2014-09 by one year for all entities and permits early adoption on a limited basis. As a result of ASU 2015-14, the guidance under ASU 2014-09 shall apply for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that period. Early adoption is permitted as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within those annual periods. In March 2016, the FASB issued Accounting Standards Update No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarified the implementation guidance on principal versus agent considerations. In April 2016, the FASB issued Accounting Standards Update No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, which clarified the implementation guidance regarding performance obligations and licensing arrangements. As permitted under the standard for emerging growth companies, the Company plans to adopt ASU 2014-09 in the first quarter of 2019 using the modified retrospective approach and recognize the cumulative effect to existing contracts in opening retained earnings on the effective date. The Company is currently reviewing and evaluating this guidance and its impact on its condensed consolidated financial statements. Therefore, the Company’s results may not be comparable with others companies in our industry until ASU 2014-09 is adopted.

Critical Accounting Policies

The following discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America. Certain accounting policies and estimates are particularly important to the understanding of our financial position and results of operations and require the application of significant judgment by our management or can be materially affected by changes from period to period in economic factors or conditions that are outside of our control. As a result, they are subject to an inherent degree of uncertainty. In applying these policies, our management uses their judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical operations, our future business plans and projected financial results, our observance of trends in the industry and information available from other outside sources, as appropriate. Please see Note 3 to our consolidated financial statements for the year ended December 31, 2017 for a more complete description of our significant accounting policies.

We are an emerging growth company within the meaning of the rules under the Securities Act, and we intend to utilize certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies. For example, we will not have to provide an auditor’s attestation report on our internal controls in future annual reports on Form 10-K as otherwise required by Section 404(b) of the Sarbanes-Oxley Act. In addition, Section 107 of the JOBS Act provides that an emerging growth company can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to utilize this extended transition period. As part of the election, we will not be required to comply with any new or revised financial accounting standard until such time that a company that does not qualify as an “issuer” (as defined under Section 2(a) of the Sarbanes-Oxley Act of 2002) is required to comply with such new or revised accounting standards. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards as they become applicable to public companies.

Basis of Presentation. The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S.

Revenue Recognition. The Company recognizes revenue when persuasive evidence of an arrangement exists, the service has been rendered or product delivery has occurred, the price is fixed or readily determinable and collectability of the sale is reasonably assured.

Warranty Costs. The Company’s product is sold with a one-year warranty against defects in materials and workmanship under normal use. The Company accrues for the estimated costs associated with the one-year Wocket® warranty at the time revenue associated with the sale is recorded, and periodically updates its estimated warranty cost based on actual experience. Estimating warranty costs requires significant judgment. To date, warranty claims have been inconsequential and the Company estimates any such claims against sales made to date will be immaterial. Accordingly, no accrual for warranty costs has been recorded at December 31, 2017 and 2016.

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Inventory. The Company performs regular reviews of inventory quantities on hand and evaluates the realizable value of its inventories. The Company will adjust the carrying value of the inventory as necessary with the estimated valuation reserves for excess, obsolete, and slow-moving inventory by comparing the individual inventory parts to forecasted product demand or production requirements. The inventory is valued at the lower of cost or net realizable value with cost determined using the first-in, first-out method.

Convertible Instruments. The Company applies the accounting standards for derivatives and hedging and for distinguishing liabilities from equity when accounting for hybrid contracts that feature conversion options. The accounting standards require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria includes circumstances in which (i) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (ii) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (iii) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. The derivative is subsequently marked to market at each reporting date based on current fair value, with the changes in fair value reported in the results of operations.

Conversion options that contain variable settlement features such as provisions to adjust the conversion price upon subsequent issuances of equity or equity linked securities at exercise prices more favorable than that featured in the hybrid contract generally result in their bifurcation from the host instrument.

The Company accounts for convertible debt instruments when the Company has determined that the embedded conversion options should not be bifurcated from their host instruments in accordance with ASC 470-20 “Debt with Conversion and Other Options”. The Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying Common Stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt.

Derivative Financial Instruments. The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at the reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses the Black-Scholes or binomial option valuation model to value the derivative instruments at inception and on subsequent valuation dates. The Company accounts for conversion features that are embedded within the Company’s convertible notes payable that do not have fixed settlement provisions as a separate derivative instrument. In addition, warrants issued by the Company that do not have fixed settlement are also treated as derivative instruments. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve (12) months of the balance sheet date.

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MANAGEMENT

The following table sets forth the names, ages and positions of all of the directors and executive officers of the Company and the positions they hold as of the date hereof.

Name	Age	Position
Gino M. Pereira	60	Chief Executive Officer, President and Director
Vincent S. Miceli	60	Vice President and Chief Financial Officer
David Tunnell	53	Vice President and Chief Technology Officer
Michael J. Orlando	50	Chief Operating Officer and Director
Stanley E. Washington	54	Chief Revenue Officer and President, Healthcare Division
Major General David R. Gust, USA, Ret	75	Director
Michael J. D’Almada-Remedios, PhD	55	Director
Daniel P. Sharkey	61	Director
John Bendheim	64	Director
Dr. Robert A. Curtis	64	Director

Background of Directors and Executive Officers

Gino M. Pereira, one of our co-founders, has served as the Chief Executive Officer, President and director of the Company since February 8, 2012. Mr. Pereira has over 30 years of executive, operational and financial experience with technology companies in the United States, Europe and the Far East. He has also helped to develop several technology start-ups as well as served in an executive capacity in a large multinational public company. Mr. Pereira was Chief Financial Officer and later Chief Executive Officer of Technest Holdings Inc., a publicly quoted defense contracting company, from 2004 to 2011, and Technest Holdings operated subsidiaries, EOIR Technologies, Inc. and Genex Technologies, Inc. Mr. Pereira is a Fellow of the Chartered Association of Certified Accountants (UK) and has an MBA, with a specialty in finance, from the Manchester Business School in England.

Mr. Pereira brings to our board of directors significant expertise in the biometric and software recognition industries, as well as experience in international business technology and extensive management and operating experience. Having founded and/or operated companies in similar or related industries during the past 15 years, Mr. Pereira provides our board of directors with unparalleled knowledge of the Company and its operations and an understanding of the markets in which the Company plans to operate.

Vincent S. Miceli has served as a Vice President and Chief Financial Officer of the Company since September 29, 2014. Mr. Miceli has over 30 years of experience in executive, financial and operational management for companies based primarily in the United States. Prior to joining the Company, Mr. Miceli was Vice-President and Chief Financial Officer/Treasurer of Panolam Industries International, Inc., a privately held company which primarily designs, manufactures, and distributes decorative and industrial laminates from May 2006 to mid-December 2013. Prior to that, Mr. Miceli was the Chief Financial Officer and Corporate Controller of Opticare Health Systems, Inc., a company that provides integrated eye care services, from 2004 to 2006. Prior to 2004, Mr. Miceli held senior accounting positions at Amphenol Corporation and United Technologies, Inc. Mr. Miceli holds a BS degree in accounting from Quinnipiac College, an MBA, with a concentration in Finance, from the University of Hartford and he is an affiliate member of both the AICPA and Connecticut Society of Certified Public Accountants.

David Tunnell, one of our co-founders, has served as the Chief Technology Officer of the Company since June 25, 2012. Mr. Tunnell is an expert in biometrics and is the inventor of a variety of miniature technologies for remote distributed sensors. Mr. Tunnell has over 23 years of experience in developing high-technology solutions for the US Government. He was the divisional director of 3D identification products at Technest Holdings Inc. from 2003 to 2011. Prior to that he was at the National Security Agency (NSA) serving in operations, support, and development and later at L3 Communications where he served as Director of Engineering, overseeing the development of SIGINT solutions and serving as the primary interface with customers, bridging the gap between customer requirements and system design and engineering. He also managed technical personnel, budgets, schedules, and technical direction. Mr. Tunnell earned a Masters in Technical Management (MSTM) from Johns Hopkins University and a BSEE from the University of Tennessee.

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Michael J. Orlando has served as our Chief Operating Officer since May 23, 2017 and as a director of the Company since June 30, 2017. Mr. Orlando founded Fit Pay, Inc. in September 2014. Prior to founding Fit Pay, Inc., Mr. Orlando served in numerous roles at payment, authentication, and software-as-a-service companies. From September 2012 to September 2014, Mr. Orlando served as Chief Sales Officer at Jumio, Inc., a leading mobile identify verification solution provider. In 2012, Mr. Orlando served as Senior Vice President, Sales and Marketing at EZ Prints, Inc., an online merchandise printing and fulfillment services company. From September 2000 to February 2012, Mr. Orlando served as Senior Vice President, Global Sales and Services at CyberSource Inc., a leading e-commerce and credit card systems management company, where he oversaw all enterprise sales and professional services functions worldwide.

Mr. Orlando holds a Bachelor of Science in Management from California Coast University.

Mr. Orlando brings to our board of directors significant experience in the payments industry and technology sector.

Stanley E. Washington has served as our Chief Revenue Officer and President Healthcare Division since January 1, 2018. Mr. Washington is also Founder of Pantheon Business Consulting (“PBC”), a strategic business development firm which specializes in partnering with fast growing small and mid-sized companies in emerging growth segments with large strategic partners in order to drive accelerated revenue growth and profitability. PBC has worked closely with many of the marketplace’s fastest growing payment, m-commerce, security and consumer products companies and Mr. Washington has operated as a special advisor to many corporate executives and industry leaders. Prior to PBC, Mr. Washington spent 17 years as an executive at American Express and was Regional Vice President and General Manager of the Western United States operating as the region’s senior business leader where he managed American Express’ U.S. Commercial Card Division overseeing the Account Development Organization including sales and operational support across multiple industries, to more than 260 U.S. based global companies that represented over $300 billion in annual corporate revenue. As a 17 year veteran of American Express, Mr. Washington held numerous positions within the company including Regional Vice President and General Manager of the American Express Establishment Services Division where he was responsible for over $50 billion in annual charge volume and oversaw all merchant relationships and card member marketing to American Express merchant business locations throughout the Western States and Micronesia. During his tenure, he was also responsible for American Express’ penetration into several key industries, including entertainment, gaming, restaurant, wine, ski and luxury hotels. Mr. Washington has also served in many business leadership positions including: Former Chairman, Los Angeles Convention & Visitors Bureau; Former Chairman, Los Angeles Sports & Entertainment Commission; Former Chairman, National Black Economic Development Coalition for MillerCoors Brewing Company; Board Member, Earvin “Magic” Johnson Foundation; and Member, Board of Trustees Morehouse College.

Major General David R. Gust, USA, Ret. has served as a director of the Company since June 25, 2012. General Gust presently does consulting work for his own company, David R. Gust & Associates, LLC. Between April 2007 and May 2009, General Gust was the President of USfalcon, a privately-held company working with the U.S. Defense sector, primarily in information technology. Previously, General Gust had served as the Manager for Federal Telecommunications for Bechtel National, Inc. from November 2004 to March 2007. Prior to that, he was the President and Chief Executive Officer of Technical and Management Services Corporation from 2000 to 2004. General Gust retired from the United States Army in 2000 after completing a career of 34 years of service.

His General Officer assignments included the Program Executive Officer, Communications Systems (PEO-Comm Systems), Program Executive Officer, Intelligence, Electronic Warfare and Sensors (PEO-IEW&S) and at Army Materiel Command, as Deputy Chief of Staff for Research, Development and Acquisition (DCSRDA).

His final assignment at the Army Materiel Command included serving as the Chairman of the Source Selection Advisory Council for the Tactical Unmanned Aerial Vehicle procurement and supervising preparation of the acquisition procurement package for the Stryker combat vehicle. General Gust received his B.S. in Electrical Engineering from the University of Denver and Master’s Degrees in Systems Management and National Security and Strategy from the University of Southern California and the United States Naval War College, respectively.

General Gust brings to our board of directors valuable business expertise, particularly expertise in defense and homeland security market segments due to his significant experience as a director of a publicly held companies and his substantial experience gained as a member of the US Armed Services.

Michael J. D’Almada-Remedios, PhD has served as a director of the Company since September 26, 2013. Dr. D’Almada-Remedios’ background includes a successful track record for product innovation and development, outsourcing, global platform integration, massive-scale/hyper-growth operations, and building/developing teams from 50 to over 500 people. His key accomplishments at each company consistently show impressive gains in sales, profitability and global expansion into new markets.

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Dr. D’Almada-Remedios is the Chief Executive Officer of Flye Inc., a payment technology company owned by WorldVentures Holdings, LLC. In 2014, Dr. D’Almada-Remedios was the Chief Technology Officer of Swarm-Mobile, a software company. Between January 2011 and September 2013, Dr. D’Almada-Remedios was the Chief Information Officer for Arbonne International, a billion-dollar global cosmetics company. From February 2009 to December 2010, he was a Vice-President at Expedia, Inc. and was responsible for all technologies, product development and technical operations for hotels.com. Prior to February 2009, Dr. D’Almada-Remedios was the Chief Technology Officer for Realtor.com and Shopping.com, a subsidiary of eBay, Inc. At eBay he was a member of the eBay Inc. Technology Board for eBay, PayPal and Skype.

Earlier in his career, he was Global Chief Information Officer for the Travelocity group of companies and President and Chief Operating Officer of Bluelight.com, a subsidiary of Kmart. Dr. D’Almada-Remedios began his career as Vice President and Manager, Systems Integration & Development at Wells Fargo Bank, Consumer Banking Group.

Dr. D’Almada-Remedios has a PhD in Computer Control and Fluid Dynamics from the University of Nottingham in England and a B.Sc. in Physics and Computer Science from Kings College, University of London in England.

Dr. D’Almada-Remedios brings to our board of directors valuable business experience, particularly expertise in eCommerce technology and hyper growth companies.

Daniel P. Sharkey has served as a director of the Company since June 23, 2014. Mr. Sharkey’s background includes 36 years of broad experience with finance and business development for technology companies. His key accomplishments in his prior engagements focused on expanding technology companies into new marketplaces and plotting and implementing successful, long-term growth strategies. Between 2007 and 2014, Mr. Sharkey was Executive Vice President of Business Development for ATMI, a publicly traded semi-conductor company. Mr. Sharkey originally joined ATMI as Chief Financial Officer in 1990. ATMI was sold to Entegris in 2014 for $1.15 billion.

From 1987 to 1990, before joining ATMI, Mr. Sharkey was Vice President of Finance for Adage, a publicly traded computer graphics manufacturer. From 1983 to 1987, Mr. Sharkey served as Corporate Controller for CGX Corporation, a venture capital backed, privately held, computer graphics manufacturer that merged with Adage in 1987. Mr. Sharkey was a Certified Public Accountant for KPMG from 1978 to 1983.

Mr. Sharkey earned a Bachelor of Arts degree in Economics and Accounting from the College of the Holy Cross in Worcester, Massachusetts. Mr. Sharkey brings valuable experience in finance and administration to our board of directors and serves as our financial expert and Chairman of our Audit Committee.

John Bendheim has served as a director of the Company since April 11, 2017. Mr. Bendheim currently serves as the President of Bendheim Enterprises, Inc., a real estate investment holding company, and as the Vice President of the Leon Lowenstein Foundation, Inc., a foundation supporting education, health and environmental projects nationwide. Mr. Bendheim founded Inland Homes in 1994 and has specialized in providing equity funding for real estate transactions. From 1988 to 1994, Mr. Bendheim served as the President of Benditel Incorporated, a manufacturer of women’s apparel. Mr. Bendheim is also a member of several boards of directors. He serves as the Chairman of the Board of the Los Angeles Sports and Entertainment Commission and as Vice-Chairman of the Psychological Trauma Center. He is also a director of Cedars Sinai Medical Center, Cedars Sinai Medical Genetics Institute – Community Advisory Board, California Republic Bank, California Republic Bancorp, the Leon Lowenstein Foundation, USC Marshall Board of Leaders, University of Southern California Alumni Association Board of Governors, Wallace Annenberg Center for the Performing Arts, Beverly Hills Chamber of Commerce, American Fidelity Corporation, Evergreen Community School, Los Angeles Committee on Foreign Relations and the Brentwood School, as well as a member of the Advisory Board at Mandalay Digital Group, Inc. In addition, Mr. Bendheim served as an independent director of Zoo Entertainment, Inc. from June 2008 to June 2011.

Mr. Bendheim received his Bachelor of Science in Business Administration in 1975 and an MBA in 1976 from the University of Southern California.

Mr. Bendheim brings to our board of directors significant experience in business development, financing and advising boards of directors in various sectors.

Dr. Robert A. Curtis was appointed to serve as a director of the Company effective on July 25, 2018. Dr. Curtis is a 35-year veteran in the biosciences industry. Dr. Curtis currently serves as a consultant to several emerging technology companies. He recently served as the Executive Chairman and Director of the Trudeau Institute in Saranac Lake, New York, and he previously was Chief Executive Officer of the Regional Technology Development Corporation, a non-profit organization in Woods Hole, Massachusetts, where he was responsible for identifying and commercializing technology from the Marine Biological Laboratory and the Woods Hole Oceanographic Institute.

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Dr. Curtis has been a founder and Chief Executive Officer of several companies, including HistoRx, Inc., a tissue proteomics company, Cape Aquaculture Technologies, Inc., which developed enhanced non-genetically modified fish, Lion Pharmaceuticals/Phoenix Drug Discovery LLC, a novel business model to develop and commercialize university-based technology from some of the leading biomedical institutions in the world. Dr. Curtis assisted in the founding of Environmental Operating Solutions, Inc., which applied denitrification technology to wastewater, with the company being sold in 2017. He was co-founder and Chief Executive Officer of CombiChem, Inc., which was purchased by Dupont Pharmaceuticals. Dr. Curtis also served as founding President and Chief Executive Officer of MetaMorphix, Inc., a joint venture between Genetics Institute, Inc. and The Johns Hopkins School of Medicine. In addition, prior to these entrepreneurial endeavors, Dr. Curtis held senior management positions at Pharmacopeia, Inc., Cambridge Neuroscience, Inc. and Pfizer, Inc. He also served as Assistant Professor of Pharmacy Practice at the University of Illinois Medical Center in Chicago.

Dr. Curtis holds a BS in Pharmacy from the Massachusetts College of Pharmacy, a Pharm.D. from the University of Missouri and an MBA from Columbia University. Dr. Curtis brings to our board of directors significant management experience and experience in the biosciences industry.

Board Committees

Our board of directors has an Audit Committee, a Compensation Committee and a Corporate Governance and Nomination Committee. Each committee has a charter, which is available on our website at www.nxt-id.com. Information contained on our website is not incorporated herein by reference. Each of the board committees has the composition and responsibilities described below. As of July 27, 2018, the members of these committees are:

Audit Committee– Daniel P. Sharkey*(1), David R. Gust, John Bendheim

Compensation Committee – David R. Gust*, Daniel P. Sharkey and Dr. Robert A. Curtis

Corporate Governance and Nomination Committee– David R. Gust*, Daniel P. Sharkey and Dr. Robert A. Curtis

* Indicates Committee Chair

(1) Indicates Audit Committee Financial Expert

Audit Committee

We have an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of our Audit Committee are Daniel P. Sharkey, David R. Gust and John Bendheim. Mr. Sharkey, Mr. Gust and Mr. Bendheim are “independent” within the meaning of Rule 10A-3 under the Exchange Act and the Marketplace Rules of the NASDAQ Stock Market. Our board of directors has determined that Mr. Sharkey shall serve as the “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K. In addition, Mr. Sharkey serves as Chairman of our Audit Committee.

The Audit Committee oversees our corporate accounting and financial reporting process and oversees the audit of our financial statements and the effectiveness of our internal control over financial reporting. The responsibilities of the Audit Committee include, among other matters:

●	Selecting and recommending to our board of directors the appointment of an independent registered public accounting firm and overseeing the engagement of such firm;
●	Approving the fees to be paid to the independent registered public accounting firm;

●	Helping to ensure the independence of our independent registered public accounting firm;

●	Overseeing the integrity of our financial statements;

●	Preparing an audit committee report as required by the SEC to be included in our annual proxy statement;

●	Reviewing major changes to our auditing and accounting principles and practices as suggested by our Company’s independent registered public accounting firm, internal auditors (if any) or management;

●	Reviewing and approving all related party transactions; and

●	Overseeing our compliance with legal and regulatory requirements.

The Audit Committee operates under a written charter adopted by our board of directors that satisfies the applicable standards of the NASDAQ Stock Market.

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Compensation Committee

The members of our Compensation Committee are David R. Gust, Daniel P. Sharkey and Dr. Robert A. Curtis. Mr. Gust, Mr. Sharkey and Dr. Curtis are “independent” within the meaning of the Marketplace Rules of the NASDAQ Stock Market. In addition, each member of our Compensation Committee qualifies as a “non-employee director” under Rule 16b-3 of the Exchange Act. Our Compensation Committee assists our board of directors in the discharge of its responsibilities relating to the compensation of the members of the board of directors and our executive officers. Mr. Gust serves as Chairman of our Compensation Committee.

The Compensation Committee’s compensation-related responsibilities include:

●	Assisting our board of directors in developing and evaluating potential candidates for executive positions and overseeing the development of executive succession plans;

●	Reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer;

●	Reviewing, approving and recommending to our board of directors on an annual basis the evaluation process and compensation structure for our other executive officers;

●	Providing oversight of management’s decisions concerning the performance and compensation of other company officers, employees, consultants and advisors;

●	Reviewing our incentive compensation and other stock-based plans and recommending changes in such plans to our board of directors as needed, and exercising all the authority of our board of directors with respect to the administration of such plans;

●	Reviewing and recommending to our board of directors the compensation of independent directors, including incentive and equity-based compensation; and

●	Selecting, retaining and terminating such compensation consultants, outside counsel and other advisors as it deems necessary or appropriate.

Corporate Governance and Nomination Committee

The members of our Corporate Governance and Nomination Committee are David R. Gust, Daniel P. Sharkey and Dr. Robert A. Curtis. Mr. Gust, Mr. Sharkey and Dr. Curtis are “independent” within the meaning of the Marketplace Rules of the NASDAQ Stock Market. In addition, each member of our Corporate Governance and Nomination Committee qualifies as a “non-employee director” under Rule 16b-3 of the Exchange Act. The purpose of the Corporate Governance and Nomination Committee is to recommend to our board of directors nominees for election as directors and persons to be elected to fill any vacancies on our board of directors, develop and recommend a set of corporate governance principles and oversee the performance of our board of directors. Mr. Gust serves as Chairman of our Corporate Governance and Nomination Committee.

The Corporate Governance and Nomination Committee is responsible for, among other objectives, making recommendations to our board of directors regarding candidates for directorships; overseeing the evaluation of our board of directors; reviewing developments in corporate governance practices; developing a set of corporate governance guidelines; and reviewing and recommending changes to the charters of other board committees. In addition, the Corporate Governance and Nomination Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our board of directors concerning corporate governance matters.

Director Independence

As we are listed on NASDAQ, our determination of the independence of directors is made using the definition of “independent director” contained in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market. Our board of directors affirmatively determined that Major General David R. Gust USA, Ret., Michael J. D’Almada-Remedios, PhD, Daniel P. Sharkey, John Bendheim and Dr. Robert A. Curtis are “independent” directors”, as that term is defined in the Marketplace Rules of the NASDAQ Stock Market.

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Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two (2) years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or his association with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Family Relationships

There are no relationships between any of the officers or directors of the Company.

Director Nomination Procedures

There have been no material changes to the procedures by which security holders may recommend nominees to our board of directors.

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EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Years 2017 and 2016

The following table sets forth all plan and non-plan compensation for the last two completed fiscal years paid to all individuals who served as the Company’s principal executive officer or acted in a similar capacity and the Company’s two other most highly compensated executive officers during the last completed fiscal year, as required by Item 402(m)(2) of Regulation S-K of the Securities Act. We refer to all of these individuals collectively as our “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Gino M. Pereira,	2017	381,150	-	100,000	-	-	-	25,780	506,930
Chief Executive Officer	2016	346,500	-	124,000	-	-	-	19,517	490,017
David Tunnell,	2017	305,000	-	80,000	-	-	-	14,400	399,400
Chief Technology Officer	2016	277,200	-	62,000	-	-	-	14,400	353,600
Vincent S. Miceli	2017	265,650	-	70,000	-	-	-	26,724	362,374
Chief Financial Officer	2016	241,500	-	62,000	-	-	-	14,400	317,900

(1)	The shares of Common Stock issued to Mr. Pereira, Mr. Tunnell and Mr. Miceli were granted on March 28, 2017 at a grant date fair value of $1.72 per share. These shares were issued under the 2013 Long-Term Incentive Plan.
(2)	The Company reimbursed Mr. Pereira, Mr. Tunnell and Mr. Miceli for a portion of their respective medical expenses.

Employment Agreements

Effective October 1, 2015, we extended the employment agreement with Gino M. Pereira, our Chief Executive Officer. The term of the employment agreement is three (3) years beginning on October 1, 2015. Effective January 1, 2018, Mr. Pereira’s base salary increased to $420,000 from $381,150. The employment agreement also provides for:

●	Eligibility to participate in bonus or incentive compensation plans that may be established by the Board from time to time applicable to Mr. Pereira’s services.

●	Eligibility to receive equity awards as determined by the Board, or a committee of the Board, composed in compliance with the corporate governance standards of any applicable listing exchange.

Effective May 23, 2017, we entered into an employment agreement with Michael J. Orlando, our Chief Operating Officer. The term of the employment agreement is 1 year beginning on May 23, 2017. Mr. Orlando’s base salary is $150,000, plus an initial stock grant of 250,000 shares of Common Stock from the Company’s 2013 Long-Term Incentive Plan (the “2013 LTIP”). Effective January 1, 2018, Mr. Orlando’s base salary increased to $350,000 from $150,000. The employment agreement also provides for:

●	Eligibility to participate in bonus or incentive compensation plans that may be established by the Board from time to time applicable to Mr. Orlando’s services.

●	Eligibility to receive equity awards as determined by the Board, or a committee of the Board, composed in compliance with the corporate governance standards of any applicable listing exchange.

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We do not have employment agreements with Vincent S. Miceli, our Chief Financial Officer, David Tunnell, our Chief Technology Officer, or Stanley E. Washington, our Chief Revenue Officer and President, Healthcare Division.

Other Compensation

Other than as described above, there were no post-employment compensation, pension or nonqualified deferred compensation benefits earned by our Named Executive Officers during the year ended December 31, 2017. We do not have any retirement, pension or profit-sharing programs for the benefit of our directors, officers or other employees. Our board of directors may recommend adoption of one or more such programs in the future.

Outstanding Equity Awards as of December 31, 2017

The following table provides information related to the vested and unvested option and stock awards held by our Named Executive Officers as of December 31, 2017. The presentation of the option and stock awards on the following table reflect the Company’s reverse stock split that was effected on September 9, 2016.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested ($)
Gino M. Pereira	-	-	-	-	-	-	$	58,140	$203,490
David Tunnell	-	-	-	-	-	-	$	46,512	$162,792
Vincent S. Miceli	-	-	-	-	-	-	$	40,698	$142,443

(1)	Shares issued to Mr. Pereira, Mr. Tunnell and Mr. Miceli were issued under the 2013 LTIP and were fully vested on March 28, 2018.

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Director Compensation for Fiscal Year 2017

Our non-employee directors receive $80,000 annually for serving on our board of directors, which is paid quarterly in Common Stock. The following table reflects all compensation awarded to, earned by or paid to the Company’s directors for the fiscal year ended December 31, 2017.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Options Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)(6)	Total ($)
Major General David R. Gust, USA, Ret. (1)	-	80,000	-	-	-	725	80,725
Michael J. D’Almada-Remedios, PhD (2)	-	80,000	-	-	-	295	80,295
Daniel P. Sharkey (3)	-	80,000	-	-	-	602	80,602
John Bendheim (4)	-	60,000	-	-	-	-	60,000
Robin Richards (5)	-	60,000	-	-	-	1,495	61,495

(1)	Mr. Gust received 36,311 shares of Common Stock at an average price of approximately $2.20 per share.
(2)	Dr. D’Almada-Remedios received 36,311 shares of Common Stock at an average price of approximately $2.20 per share.
(3)	Mr. Sharkey received 36,311 shares of Common Stock at an average price of approximately $2.20 per share.
(4)	Mr. Bendheim received 25,500 shares of Common Stock at an average price of approximately $2.35 per share.
(5)	Mr. Richards received 25,500 shares of Common Stock at an average price of approximately $2.35 per share. Effective March 9, 2018, Mr. Richards resigned from our board of directors. Mr. Richard’s resignation was not due to any disagreement with our board of directors or the Company’s operations, policies or practices.
(6)	The Company reimbursed Mr. Gust, Dr. D’Almada-Remedios, Mr. Sharkey and Mr. Richards for travel-related expenses.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 27, 2018, information regarding beneficial ownership of our capital stock by:

●	Each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Common Stock;

●	Each of our executive officers;

●	Each of our directors; and

●	All of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including securities that are exercisable for shares of Common Stock within sixty (60) days of July 27, 2018. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown that they beneficially own, subject to community property laws where applicable.

For purposes of computing the percentage of outstanding shares of our Common Stock held by each person or group of persons named above, any shares of Common Stock that such person or persons has the right to acquire within sixty (60) days of July 27, 2018 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares of Common Stock listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise identified, the address of each beneficial owner listed in the table below is c/o Nxt-ID, Inc., 1627 U.S. Highway 1, Unit 206, Sebastian, FL 32958.

	Amount and Nature of Beneficial Ownership	Percent of Class of Common Stock (1)

Directors and Executive Officers:

Gino M. Pereira Chief Executive Officer and Director	866,515	3.52%
David Tunnell Chief Technology Officer	723,933	2.94%
Vincent S. Miceli Vice-President and Chief Financial Officer	65,191	*
Michael J. Orlando Chief Operating Officer and Director	1,232,105	5.00%
Stanley E. Washington Chief Revenue Officer and President, Healthcare Division	31,250	*
Major General David R. Gust, USA, Ret. Director	90,103	*
Michael J. D’Almada-Remedios, PhD Director	95,471	*
Daniel P. Sharkey Director	85,091	*
John Bendheim Director	47,178	*
Dr. Robert A. Curtis
Director	—	—
All Directors and Executive Officers as a Group (10 Persons)	3,236,837	13.13%

*	Less than 1%

(1)	Based on 24,645,383 shares of Common Stock issued and outstanding as of July 27, 2018. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within sixty (60) days of July 27, 2018 are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, other than compensation arrangements, during the past two fiscal years, there have been no transactions, whether directly or indirectly, between us and any of our officers, directors, beneficial owners of more than 5% of our outstanding Common Stock or their family members that exceeded the lesser of (i) $120,000 or (ii) one percent (1%) of the average of our total assets at year end.

During the years ended December 31, 2017 and December 31, 2016, we recognized revenue of $7,065,755 and $1,357,413, respectively from WorldVentures Holdings, LLC (“WVH”), a related party. Dr. D’Almada-Remedios, a director of the Company, is the Chief Executive Officer of Flye Inc., a payment technology company owned by WVH. In addition, our accounts receivable, net balance at December 31, 2017 and December 31, 2016 included $1,364,405 and $621,724, respectively, due from WVH.

Stanley E. Washington, a former director of the Company from October 2015 to July 2017 and our current Chief Revenue Officer and President, Healthcare Division, is the Founder and Chief Executive Officer of Pantheon Business Consulting (“PBC”). Mr. Washington joined the Company’s advisory board effective July 5, 2017. PBC was engaged by the Company as a business consultant pursuant to an engagement letter, dated October 5, 2015 (the “Engagement Letter”). In connection with the Engagement Letter, PBC will focus on (i) providing the Company with strategic business partner development services to increase the Company’s penetration with payment service providers and (ii) increasing the Company’s competitive market position by building a robust consumer platform focused on growth of the Company’s MobileBio products. The term of PBC’s engagement with the Company is from October 12, 2015 to November 11, 2016 with two (2) one (1)-year options to renew. PBC’s engagement with the Company was renewed for one (1) year until November 11, 2017. Pursuant to the Engagement Letter, the Company agreed to pay PBC a retainer of $10,000 per month for the first two (2) months and $8,000 per month thereafter. PBC is also entitled to receive up to 15,500 shares of Common Stock, which the Company agreed to register on Form S-8 or other applicable registration form (the “Registration Statement”) filed with the SEC within six (6) months from the date of the Engagement Letter, as follows: (i) 8,000 shares of Common Stock on the effective date of the Registration Statement; (ii) 2,500 shares of Common Stock upon the per share trading price of the Common Stock equaling or exceeding $15.00 per share for a period of any twenty (20) trading days within any sixty (60)-day trading period on or before the first anniversary of the effective date of the Registration Statement; (iii) 2,500 shares of Common Stock upon the per share trading price of the Common Stock equaling or exceeding $20.00 per share for a period of any twenty (20) trading days within any sixty (60)-day trading period on or before the first anniversary of the effective date of the Registration Statement; and (iv) 2,500 shares of Common Stock upon the per share trading price of the Common Stock equaling or exceeding $25.00 per share for a period of any twenty (20) trading days within any sixty (60)-day trading period on or before the first anniversary of the effective date of the Registration Statement. During the year ended December 31, 2017, the Company paid PBC $96,000.

Our Audit Committee considers and approves or disapproves any related person transaction as required by NASDAQ Stock Market regulations. Our Audit Committee only approves those related party transactions that are on terms comparable to, or more beneficial to us than, those that could be obtained in arm’s length dealings with an unrelated third party.

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DESCRIPTION OF SECURITIES

Introduction

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, as amended (“Certificate of Incorporation”), by-laws and the Delaware General Corporation Law (the “DGCL”) relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Delaware law and is qualified in its entirety by reference to our Certificate of Incorporation and our by-laws. You should read the provisions of our Certificate of Incorporation and our by-laws as currently in effect for provisions that may be important to you.

Authorized Capital Stock

The Company is authorized to issue 110,000,000 shares of its capital stock consisting of (a) 100,000,000 shares of Common Stock and (b) 10,000,000 shares of “blank check” preferred stock, of which 3,125,000 shares of preferred stock were designated as the Series A Convertible Preferred Stock (“Series A Preferred Stock”), 4,500,000 shares of preferred stock were designated as the Series B Convertible Preferred Stock (“Series B Preferred Stock”), and 2,000 shares of preferred stock were designated as the Series C Non-Convertible Preferred Stock (“Series C Preferred Stock”). As of July 27, 2018, 24,645,383 shares of our Common Stock were issued and outstanding, 2,000 shares of our Series C Preferred Stock were issued and outstanding and no shares of our Series A Preferred Stock or Series B Preferred Stock were issued and outstanding.

Common Stock

Each share of Common Stock entitles the holder to one vote, either in person or by proxy, at meetings of stockholders. Our stockholders are not permitted to vote their shares cumulatively. Accordingly, the holders of our Common Stock who hold, in the aggregate, more than 50% of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our Common Stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities.

Series C Preferred Stock

The following is a summary of the material terms of the Series C Preferred Stock. This summary is not complete. The following summary of the terms and provisions of the Series C Preferred Stock is qualified in its entirety by reference to the Certificate of Designations setting forth the terms of the Series C Preferred Stock (as amended, the “Certificate of Designations”) and our Certificate of Incorporation.

Ranking

The Series C Preferred Stock ranks senior to our Common Stock and junior to our Series A Preferred Stock and our Series B Preferred Stock with respect to dividend rights and/or rights upon distributions, liquidation, dissolution or winding up of the Company.

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Dividends on Series C Preferred Stock

Holders of Series C Preferred Stock shall be entitled to receive from and after the first date of issuance of the Series C Preferred Stock cumulative dividends at a rate of 5% per annum on a compounded basis, which dividend amount shall be guaranteed. In the event that the Company’s market capitalization is $50,000,000 for greater than thirty (30) consecutive days, then the dividend rate shall increase to fifteen percent (15%) per annum. Accrued and unpaid dividends shall be payable in cash.

Redemption of Series C Preferred Stock

The Series C Preferred Stock may be redeemed by the Company in cash at any time, in whole or in part, upon payment of the stated value of the Series C Preferred Stock, and all related accrued but unpaid dividends.

Fundamental Change

If a “fundamental change” occurs at any time while the Series C Preferred Stock is outstanding, the holders of shares of Series C Preferred Stock then outstanding shall be immediately paid, out of the assets of the Company or the proceeds of such fundamental change, as applicable, and legally available for distribution to its stockholders, an amount in cash equal to the stated value of the Series C Preferred Stock, and all related accrued but unpaid dividends.

If the legally available assets of the Company and the proceeds of such “fundamental change” are insufficient to pay the all of the holders of the Series C Preferred Stock, then the holders of the Series C Preferred Stock shall share ratably in any such distribution in proportion to the amount that they would have been entitled to. A fundamental change includes but is not limited to any change in the ownership of at least 50% of the voting stock, liquidation or dissolution, or the Common Stock ceases to be listed on the market upon which it currently trades.

Voting Rights

The holders of the Series C Preferred Stock shall be entitled to vote on any matter submitted to the stockholders of the Company for a vote. One (1) share of Series C Preferred Stock shall carry the same voting rights as one (1) share of Common Stock.

Warrants

As of March 31, 2018, the Company had 4,602,650 warrants outstanding with a weighted average exercise price and remaining life in years of $5.87 and 3.909, respectively. At March 31, 2018, the warrants had no aggregate intrinsic value.

See “Issuance of Securities” above for additional information with respect to the Warrants related to the shares of Common Stock offered by the selling stockholders pursuant to this prospectus.

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Limitation on Directors’ Liability

Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director’s fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations Delaware law authorizes, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Our Certificate of Incorporation limits the liability of our directors to us and our stockholders to the fullest extent Delaware law permits. Specifically, no director will be personally liable for monetary damages for any breach of the director’s fiduciary duty as a director, except for liability:

●	for any breach of the director’s duty of loyalty to us or our stockholders;

●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

●	for any transaction from which the director derived an improper personal benefit.

This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. Our by-laws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities. See “Indemnification of Directors and Officers” in this registration statement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Anti-Takeover Effects of Provisions of the DGCL and our Certificate of Incorporation and By-laws

Provisions of the DGCL and our Certificate of Incorporation and by-laws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

Section 203 of the DGCL. We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any “business combination” with any interested stockholder for a period of three (3) years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three (3) years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Amendments to Our Certificate of Incorporation. Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

●	increase or decrease the aggregate number of authorized shares of such class;

●	increase or decrease the par value of the shares of such class; or

●	alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

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If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Vacancies in the Board of Directors. Our by-laws provide that, subject to limitations, any vacancy occurring in our board of directors for any reason may be filled by a majority of the remaining members of our board of directors then in office, even if such majority is less than a quorum. Each director so elected shall hold office until the expiration of the term of the other directors. Each such directors shall hold office until his or her successor is elected and qualified, or until the earlier of his or her death, resignation or removal.

Special Meetings of Stockholders. Under our by-laws, special meetings of stockholders may be called at any time by our President whenever so directed in writing by a majority of the entire board of directors. Special meetings can also be called whenever one-third of the number of shares of our capital stock entitled to vote at such meeting shall, in writing, request one. Under the DGCL, written notice of any special meeting must be given not less than 10 nor more than sixty (60) days before the date of the special meeting to each stockholder entitled to vote at such meeting.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our Certificate of Incorporation provides otherwise. Our Certificate of Incorporation does not provide for cumulative voting.

Registration Rights

Pursuant to the WVH Registration Rights Agreement, we agreed to register the WVH Shares and the WVH Warrant Shares on a Form S-1 or Form S-3 registration statement to be filed with the SEC within ninety (90) days after the date of the issuance of the WVH Shares and the WVH Warrants and to cause such registration statement to be declared effective under the Securities Act within one hundred eight (180) days following the filing date.

In addition, each Sagard Warrant issued in connection with the Credit Agreement contains a covenant of the Company to file or cause to be filed a registration statement covering the resale of the Sagard Warrant Shares within ninety (90) days of the initial exercise date of such Sagard Warrant.

Listing

Our Common Stock is listed on NASDAQ under the symbol “NXTD.”

Transfer Agent

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, NY 11598 and its telephone number is (212) 828-8436.

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PLAN OF DISTRIBUTION

The selling stockholders of the securities offered hereby and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their respective securities covered hereby on any trading market, stock exchange or other trading facility on which such securities are traded or in private transactions. Such sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling such securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell such securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell such securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities covered hereby, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such securities in the course of hedging the positions they assume. The selling stockholders may also sell such securities short and deliver such securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell such securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The selling stockholders and any broker-dealers or agents that are involved in selling the securities offered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities offered by this prospectus. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because each of the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, each such selling stockholder will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholder.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities offered by this prospectus may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities offered by this prospectus have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock and/or Warrants by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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SHARES ELIGIBLE FOR FUTURE SALE

As of July 27, 2018, we had 24,645,383 shares of Common Stock outstanding, not including shares issuable upon exercise of our warrants. All securities sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act, in which case such securities may only be sold in compliance with the limitations described below.

Public Float

Of our outstanding shares of Common Stock, as of July 27, 2018, approximately 3,236,837 shares are beneficially owned by executive officers, directors and affiliates (excluding shares of our Common Stock which may be acquired upon exercise of stock options and warrants which are currently exercisable or which become exercisable within sixty (60) days of July 27, 2018). The approximately 21,408,546 remaining shares of Common Stock constitute our public float.

Rule 144

In general, under Rule 144 of the Securities Act, a person who has beneficially owned restricted shares of our Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we have been subject to the Exchange Act’s periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our Common Stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to volume restrictions, by which such person would be entitled to sell, within any three-month period only a number of securities that does not exceed the greater of either of the following:

●	1% of the number of shares of our Common Stock then outstanding, which will equal approximately 246,454 shares of Common Stock immediately after this offering, based on the number of shares of Common Stock outstanding as of July 27, 2018; or

●	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we have been subject to and are current with the Exchange Act periodic reporting requirements for at least 90 days before the sale. Sales by affiliates must also comply with the manner of sale and notice provisions of Rule 144.

Lock-Up Agreements

As of July 27, 2018, neither we nor any of our executive officers, directors or affiliates are subject to any lock-up restrictions on our ability to sell shares of Common Stock.

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LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us by Robinson Brog Leinwand Greene Genovese & Gluck P.C., New York, New York.

EXPERTS

The consolidated financial statements of Nxt-ID, Inc. and its subsidiaries incorporated by reference from the Company’s Annual Report on Form 10-K as of and for the years ended December 31, 2017 and 2016 have been incorporated by reference herein in reliance upon the report of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Fit Pay, Inc. as of and for the fiscal year ended December 31, 2016 incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 6, 2017 have been audited by Benjamin & Young, LLP, independent registered public accountants, to the extent and for the period set forth in their report, and are incorporated by reference herein in reliance on such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our securities offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our securities, you should refer to the registration statement and its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and in each instance that a copy of such contract, agreement or document has been filed as an exhibit to the registration statement, we refer you to the copy that we have filed as an exhibit.

We will file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. The information we file with the SEC or contained on or accessible through our corporate web site or any other web site that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

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MATERIAL CHANGES

None.

INCORPORATION BY REFERENCE

We incorporate by reference the filed documents listed below (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K), except as superseded, supplemented or modified by this prospectus or any subsequently filed document incorporated by reference herein as described below:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 2, 2018;

●	our Quarterly Report on Form 10-Q for fiscal quarter ended March 31, 2018, filed with the SEC on May 15, 2018;

●	our Definitive Proxy Statement on Schedule 14A for our 2018 Annual Meeting of Stockholders, filed with the SEC on July 5, 2018; and

●	our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on November 6, 2017, May 30, 2018 and July 27, 2018.

We also incorporate by reference into this prospectus additional documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

Nxt-ID, Inc.

1627 U.S. Highway 1

Unit 206

Sebastian, FL 32958

(203) 266-2103

Copies of these filings are also available on our website at www.nxt-id.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

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1,744,412 Shares of Common Stock

Nxt-ID, Inc.

PROSPECTUS

The date of this prospectus is July 31, 2018.